UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the Annual Period Ended December 31, 2021

GROUNDFLOOR REAL ESTATE 1, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11094

Georgia	81-4730288
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Peachtree St. NE, Suite 810 Atlanta, GA (Address of principal executive offices)	30308 (Zip Code)

(404) 850-9225
Registrant’s telephone number, including area code

LIMITED RECOURSE OBLIGATIONS
(Title of each class of securities issued pursuant to Regulation A)

Groundfloor REAL ESTATE 1, LLC.

form 1-k

Fiscal Year Ending 2021

March 25, 2022

DESCRIPTION OF THE COMPANY’S BUSINESS

We incorporate by reference the section titled “Description of the Company’s Business,” filed on Form 1-A dated November 15, 2019 and qualified November 27, 2019. Please see this filing on EDGAR.

MANAGEMENT DISCUSSION AND ANALYSIS

See section titled “Management Discussion and Analysis” below.

Directors and officers

We incorporate by reference the section titled “Management” filed on Form 1-A dated November 15, 2019 and qualified November 27, 2019. Please see this filing on EDGAR.

Security ownership of management and certain securityholders

We incorporate by reference the section titled “Principal Shareholders,” filed on Form 1-A dated November 15, 2019 and qualified November 27, 2019. Please see this filing on EDGAR.

Interest of management and others in certain transactions

We incorporate by reference the section titled “Related Party Transactions,” filed on Form 1-A dated November 15, 2019 and qualified November 27, 2019. Please see this filing on EDGAR.

Other information

We do not have other information to disclose under Item 6 of Form 1-K.

Summary Financial Information

The following information updates and replaces the information in the section titled “Summary Financial Information” beginning on page 10 of the Offering Circular:

The consolidated statements of operations data set forth below with respect to the fiscal years ended December 31, 2021 and December 31, 2020 are derived from, and are qualified by reference to, the consolidated financial statements included in this Offering Circular and should be read in conjunction with those financial statements and notes thereto.

GROUNDFLOOR REAL ESTATE 1, LLC

Financial Statements

December 31, 2021 and 2020

GROUNDFLOOR REAL ESTATE 1, LLC

Table of Contents

December 31, 2021 and 2020

Report of Independent Auditor

To the Board of Directors

Groundfloor Real Estate 1, LLC

Atlanta, Georgia

Opinion

We have audited the accompanying financial statements of Groundfloor Real Estate 1, LLC (the “Company”), which comprise the balance sheets as of December 31, 2021 and 2020 and the related statements of operations, member’s (deficit) equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses and cash outflows from operations since its inception which result in substantial doubt about the ability of the Company to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Atlanta, Georgia

March 22, 2022

GROUNDFLOOR REAL ESTATE 1, LLC

Balance Sheets

	December 31,
	2021	2020
Assets
Current assets:
Cash	$-	$-
Loans to developers	73,813,150	38,943,650
Allowance on loans to developers	(454,119)	(419,942)
Interest receivable on loans to developers	2,740,440	1,102,249
Other real estate owned	640,960	-
Total current assets	76,740,431	39,625,957
Total assets	$76,740,431	$39,625,957
Liabilities and Member’s Equity (Deficit)
Current liabilities:
Accrued interest on limited recourse obligations	$2,740,440	$1,102,249
Limited recourse obligations	74,454,110	38,943,650
Allowance on limited recourse obligations	(454,119)	(419,942)
Total current liabilities	76,740,431	39,625,957
Total liabilities	76,740,431	39,625,957

Member’s equity (deficit):
Member’s capital	100	100
Member’s deficit	(100)	(100)
Retained earnings	-	-
Total member’s equity (deficit)	-	-
Total liabilities and member’s equity (deficit)	$76,740,431	$39,625,957

See accompanying notes to financial statements

GROUNDFLOOR REAL ESTATE 1, LLC

Statements of Operations

	Year Ended December 31,
	2021	2020
Loan servicing revenue	$-	$36,316
Net interest income:
Interest income	5,027,548	1,543,347
Interest expense	(5,027,548)	(1,543,347)
Net interest income	-	-
Net revenue	-	36,316
Cost of revenue	-	-
Gross profit	-	36,316
Operating expenses:
General and administrative	-	36,316
Total operating expenses	-	36,316
Income from operations	-	-
Net (loss) income	$-	$-

See accompanying notes to financial statements

GROUNDFLOOR REAL ESTATE 1, LLC

Statements of Member’s Equity (Deficit)

				Total Member’s
	Member’s	Member’s	Accumulated	Equity
	Capital	Deficit	Deficit	(Deficit)
Member’s equity (deficit) as of December 31, 2019	$100	$(100)	$-	$-
Member contributions	-	-	-	-
Net (loss) income	-	-	-	-
Member’s equity (deficit) as of December 31, 2020	$100	$(100)	$-	$-
Net (loss) income	-	-	-	-
Member’s equity (deficit) as of December 31, 2021	$100	$(100)	$-	$-

See accompanying notes to financial statements

GROUNDFLOOR REAL ESTATE 1, LLC

Statements of Cash Flows

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net (loss) income	$-	$-
Adjustments to reconcile net income to net cash flows from operating activities:
Non-cash recovery of servicing costs through write-down of limited recourse obligations	-	(36,316)
Write-off of interest payable on limited recourse obligations, net	-	9,903
Changes in operating assets and liabilities:
Interest receivable on loans to developers	(1,638,191)	(1,102,249)
Accrued interest on limited recourse obligations	1,638,191	1,092,346
Net cash used in operating activities	-	(36,316)
Cash flows from investing activities
Loan payments to developers	(73,686,330)	(52,585,116)
Repayments of loans from developers	37,732,030	13,641,466
Proceeds from sale of other real estate held for sale	443,840	181,971
Net cash flows from investing activities	(35,510,460)	(38,761,679)
Cash flows from financing activities
Proceeds from limited recourse obligations	73,686,330	52,585,116
Repayments of limited recourse obligations	(38,175,870)	(13,788,822)
Net cash flows from financing activities	35,510,460	38,796,295)
Net (decrease) increase in cash	-	(1,700)
Cash as of beginning of the period	-	1,700
Cash as of end of the period	$-	$-
Supplemental disclosure of noncash investing and financing activities:	-
Loans to developers transferred to other real estate owned	$1,084,800	$-
Write-down of loans to developers and limited recourse obligations	-	36,316
Write-down of interest receivable on loans to developers and accrued interest on limited recourse obligations	42,087	9,903
Increase in allowance for loans to developers and limited recourse obligations	34,177	419,942

See accompanying notes to financial statements

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

GROUNDFLOOR Real Estate 1, LLC (the “Company”), a Georgia limited liability company formed on December 16, 2016. The Company is a wholly-owned subsidiary of GROUNDFLOOR Finance Inc. (“GROUNDFLOOR”), a Georgia corporation.

Description of Business

GROUNDFLOOR Real Estate 1 LLC was created for the purpose of financing real estate projects. GROUNDFLOOR Real Estate 1’s primary business is the sale of LROs.

GROUNDFLOOR has developed an online investment platform designed to crowdsource financing for real estate development projects, which GROUNDFLOOR utilizes to provide investment opportunities to investors. With this online investment platform, investors are able to choose between multiple real estate development investment opportunities, and developers of the projects are able to obtain financing. GROUNDFLOOR believes this method of financing real estate has many advantages including reduced project origination and financing costs, lower interest rates for real estate development financing, and attractive returns for investors. GROUNDFLOOR will identify which loans it seeks to originate, and will sell limited recourse obligations (“LROs”) which correspond to those loans.

Basis of Accounting and Liquidity

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company. The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has earned limited revenue since its inception. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses. Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue to fund product development and sales and marketing.

Management intends to fund operations by capital obtained from GROUNDFLOOR. However, there are no assurances that the Company can be successful in obtaining the additional capital or such financing will be on terms favorable or acceptable to the Company or GROUNDFLOOR. These matters raise substantial doubt about the ability of the Company to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of uncertainties described in the financial statements. In addition, the financial statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-7

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

Revenue Recognition

Revenue primarily results from fees earned on the loans to the Developers (the “Loans”). Fees include “Loan servicing revenue” which are paid by the Developers. Effective for 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”). Topic 606 supersedes the revenue requirements in ASC Topic 605, Revenue Recognition. The Company has evaluated the impact of this accounting standard on its Financial Statements and concluded that the Company’s contracts with customers continue to fall within the scope of existing guidance. Servicing fees, origination fees, net interest income, and gains and losses on sales of loans remain within the scope of ASC topic 310—Receivables or ASC topic 860—Transfers and Servicing.

Loan Servicing Revenue

The loan servicing revenue is recognized by the Company, upon recovery, for costs incurred in servicing the Developer’s Loan, including managing payments to and from Developers and payments to Investors. The Company records loan servicing revenue as a component of revenue when collected.

Interest Income on Loans to Developers and Interest Expense on Limited Recourse Obligations

The Company recognizes “Interest income” on Loans and “Interest expense” on the corresponding LROs using the accrual method based on the stated interest rate to the extent the Company believes it to be collectable. For the purposes of these Financial Statements, “Limited recourse obligations” refers to LROs. LROs are the Company’s currently registered securities.

“Interest income” recorded on “Loans to developers” was $5,027,548 and $1,543,347 for year ended December 31, 2021 and 2020, respectively. Additionally, “Interest expense” incurred on “Limited recourse obligations” was $5,027,548 and $1,543,347 for the year ended December 31, 2021 and 2020, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2021 and 2020. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

Loans to Developers and Limited Recourse Obligations

“Loans to developers” and the corresponding “Limited recourse obligations” used to fund the Loans are originally recorded at outstanding principal. The interest rate associated with a Loan is the same as the interest rate associated with the corresponding LROs.

The Company’s obligation to pay principal and interest on an LRO is equal to the pro rata portion of the total principal and interest payments collected from the corresponding Loan. The Company obtains a lien against the property being financed and attempts reasonable collection efforts upon the default of a Loan. The Company’s lien may be senior or junior to the Borrower’s other financing obligations. The Company is not responsible for repaying “Limited recourse obligations” associated with uncollectable “Loans to developers”. Amounts collected related to a Loan default are returned to the Investors based on their pro rata portion of the corresponding LROs, if applicable, less collection costs incurred by the Company.

The Loan and corresponding LROs are recorded on the Company’s Balance Sheets to “Loans to developers” and “Limited recourse obligations”, respectively, once the Loan has closed. Loans are considered closed after the promissory note for that Loan has been signed and the security interest has been perfected.

F-8

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

Interest Receivable and Interest Payable

“Interest receivable on loans to developers” represents interest income the Company is due to receive from borrowers on the total outstanding principal balance of the loan portfolio as of the balance sheet date. This balance is presented as its own line item, separate from “Loan to developers”, on the Company’s Balance Sheet.

“Accrued interest on limited recourse obligations” represents interest the Company owes investors on the corresponding LROs as of the balance sheet date. This balance is presented as its own line item, separate from “Limited recourse obligations”, on the Company’s Balance Sheet. The interest rate associated with a Loan is the same rate that is associated with the corresponding LRO. The balance of “Interest receivable on loans to developers” and “Accrued interest on limited recourse obligations” offset each other as each is earned and accrued over the same period. The Company’s obligation to pay interest on an LRO is equal to the pro-rata portion of the total interest payments collected from the corresponding Loan.

The Company has accrued “Interest receivable on loans to developers” of approximately $2,740,440 and $1,102,249 and “Accrued interest on limited recourse obligations” of approximately $2,740,440 and $1,102,249 as of December 31, 2021 and December 31, 2020, respectively.

Nonaccrual and Past Due Loans

Accrual of interest on “Loans to developers” and corresponding “Limited recourse obligations” is discontinued when, in management’s opinion, the collection of the interest income appears doubtful. “Interest income” and “Interest expense” on the “Loans to developers” and the corresponding “Limited recourse obligations” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. A Loan may also be placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful based on the status of the underlying development project, even if the Loan is not yet 90 days delinquent. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The “Loans to developers” and corresponding “Limited recourse obligations” are charged off to the extent principal or interest is deemed uncollectible. All interest accrued but later charged off for “Loans to developers” and “Limited recourse obligations” is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

Allowance for Current Expected Credit Losses

For the year ended December 31, 2021, the Company adopted the current expected credit loss (“CECL Standard”) on January 1, 2021. The CECL Standard replaced the incurred loss model under existing guidance with an expected loss model for instruments measured at amortized cost, including loan receivables and off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments). The Company now records an allowance for credit losses in accordance with the CECL Standard on the loan portfolio on a collective basis by assets with similar risk characteristics. Where assets cannot be classified with other assets due to dissimilar risk characteristics, the Company assessed these assets on an individual basis. With the adoption of CECL, the definition of impaired loans was removed from accounting guidance. Refer to Note 3 “Loans to Developers, Net” in the Company’s Financial Statements for the year ended December 31, 2020 for disclosure of the Company’s impaired loans as of December 31, 2020.

The CECL Standard requires an entity to consider historical loss experience, current conditions, and a reasonable and supportable forecast of the economic environment. The Company utilizes a loss-rate approach for estimating current expected credit losses. In accordance with the loss-rate method, an adjusted historical loss rate is applied to the amortized cost of an asset or pool of assets at the balance sheet date.

F-9

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

In determining the CECL allowance, we considered various factors including (i) historical loss experience in our portfolio (ii) current performance of the US residential housing market, (iii) future expectations of the US residential housing market, and (iv) future expectations of short-term macroeconomic environment. Management estimates the allowance for credit losses using relevant information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. We utilize a reasonable and supportable forecast period of 12 months. The allowance for credit losses is maintained at a level sufficient to provide for expected credit losses over the life of the loan based on evaluating historical credit loss experience and making adjustments to historical loss information applied to the current loan portfolio. Refer to “Note 3 – Loans to Developers and Allowance for Expected Credit Losses” for further information regarding the CECL allowance.

The Company made an accounting policy election to exclude “Interest receivable on loans to developers” from the amortized cost basis of loans in determining the CECL allowance, as any uncollected accrued interest receivable is written off in a timely manner. Refer to “Nonaccrual and Past Due Loans” above for a description of the Company’s policies established to write-off interest.

Payments to holders of LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated LROs. The allowance calculated for loans is accordingly applied as the reserve for LROs. The allowance for expected credit losses on “Loans to developers” is presented separately on the Company’s Balance Sheet as “Allowance for loans to developers” and has a balance of approximately $454,000 and $420,000 as of December 31, 2021 and 2020, respectively. The allowance for “Limited recourse obligations” is presented separately on the Company’s Balance Sheet as “Allowance for limited recourse obligations” and has a balance of approximately $454,000 and $420,000 as of December 31, 2021 and 2020, respectively.

Refer to Note 3 for further discussion regarding the calculation of the allowance for credit losses.

Other Real Estate Owned

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized up to the fair value of the property, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are charged to operations.

Income Taxes

As a limited liability company, the Company is not a taxpaying entity for federal income tax purposes. Accordingly, its taxable income or losses are allocated to its member based on the provisions of the operating agreement and are included in the members’ income tax returns. The financial statements, therefore, do not include a provision for income taxes. Similar provisions apply for state income tax purposes.

Management has assessed the effect of the guidance provided by U.S. GAAP on accounting for uncertainty in income taxes. Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Company had no uncertain income tax positions at December 31, 2021 and 2020.

NOTE 2:	RECENT ACCOUNTING PRONOUNCEMENTS

As discussed above under “Allowance for Current Expected Credit Losses”, the Company adopted the CECL Standard for the year ended December 31, 2021. This standard is applicable for all of the year ended December 31, 2021. The CECL Standard required an initial effect of adoption to be recorded through a cumulative-effect adjustment to retained earnings as of January 1, 2021. The Company determined the impact of CECL adoption on the previously reported loan allowance was immaterial as adoption of CECL did not materially change the Company’s loan allowance procedures – therefore no adjustment was necessary. As a result of the Company’s business model and the relationship between originated loans and their corresponding LROs, had an adjustment been necessary the transition effect would have resulted in a balance sheet reclassification with a net $0 impact to the financial statements. Subsequent changes to the CECL allowance are recognized as a provision for credit losses through loan and LRO loss reserves.

F-10

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

In December 2019, the FASB issued Accounting Standards Update 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The amendments in this update simplify the accounting for income taxes by removing certain exceptions in Topic 740 and introducing other changes intended to clarify and improve existing guidance. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2020; for all other entities, the amendments are effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s Financial Statements.

In August 2020, the FASB issued Accounting Standards Update 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). The amendments in this update simplify the accounting for convertible interest by removing the requirement to separately account for an embedded conversion feature from the host contract in certain instances. The guidance are effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company is evaluating the impact that the implementation of this standard will have on the Company’s Financial Statements.

NOTE 3: LOANS TO DEVELOPERS AND ALLOWANCE FOR EXPECTED CREDIT LOSSES

The Company purchases notes that provide financing to borrowers for real estate-related loans. Real estate loans include loans for unoccupied single family or multifamily renovations costing between $30,000 and $2,000,000 over six months to a year.

The following table presents the carrying amount of “Loans to developers, net” by performance state as of December 31, 2021 and 2020, respectively:

	December 31,
	2021	2020
Loan Performance State:
Current	$48,773,280	$37,197,130
Workout	21,395,620	1,187,480
Fundamental Default	3,644,250	559,040
Amortized Cost as of December 31	$73,813,150	$38,943,650
Less: Allowance for loan losses	(454,119)	(419,942)
Carrying Amount as of December 31	$73,359,031	$38,523,708

Allowance for Loan Losses

In assessing the CECL allowance, we consider historical loss experience, current conditions, and a reasonable and supportable forecast of the microeconomic and macroeconomic environment. We derived an annual historical loss rate based on the Company’s historical loss experience in our portfolio and adjusted this rate to reflect our expectations of the future environment based on forecasted data points relative to our loan portfolio.

At adoption on January 1, 2021, the CECL allowance was $420,000, consistent with the allowance under the incurred loss model as of December 31, 2020. Accordingly, no cumulative-effect adjustment was recorded to adopt the standard. The CECL allowance decreased from initial adoption on January 1, 2021 through December 31, 2021. The decrease is driven by management’s historical loss performance and assessment of microeconomic and macroeconomic conditions as of December 31, 2021.

F-11

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

The following tables present analyses of the allowance for credit losses by portfolio segment for the years ended December 31, 2021 and 2020:

Balance
Allowance for loan losses, December 31, 2020	$419,942
Cumulative change in accounting principal (Note 2)	-
Allowance for loan losses, January 1, 2021 (adjusted for change in accounting estimate)	419,942
Loan allowance charged off	(13,067)
Provision for losses	47,245
Recoveries	-
Allowance for loan losses, December 31, 2021	$454,119

Balance
Balance, December 31, 2019	$-
Allowance for loan loss	(419,942)
Loans charged off	-
Outstanding as of December 31, 2020	$(419,942)
Period-end amount allocated to:
Loans individually evaluated for impairment	$-
Loans collectively evaluated for impairment	(419,942)
Balance, December 31, 2020	$(419,942)
Loans:
Individually evaluated for impairment	$-
Collectively evaluated for impairment	559,040
Balance, December 31, 2020	$559,040

Portfolio Segmentation

Management monitors the performance of loans within its portfolio by internally assigned grades and by year of origination. All loans originated by the Company are collateralized against residential real estate, and consistent across many key segmentation considerations such as borrower type, industry, financial asset type, loan term, and loan size. As such, in determining the Company’s application of the CECL standard management developed its allowance by evaluating historical losses and applying those adjusted losses to segments of the portfolio with which similar risk characteristics exist.

In assessing estimated credit losses, the segmentation variable used by management includes internal grades assigned to loans at origination. The Groundfloor underwriting team undertakes an assessment of each project and the proposed terms of the underlying loan to finalize the pricing terms (interest rate, maturity, repayment schedule, etc.) that the Company will accept. Groundfloor uses its proprietary Grading Algorithm to assign one of seven letter grades, from A to G, to each Project. The letter grade generally reflects the overall risk of the Loan. The Grading Algorithm factors in the following indicators that take into account the valuation and strength of a particular project and the experience and risk profile of the Borrower.

The relevant factors included within the algorithm that correlate with how well management believes the loan will perform include financial risk (loan to ARV ratio), underwriting risk (quality of valuation report, borrower credit quality and experience), borrower stake (commitment and skin-in-the game), as well as geographic location.

F-12

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

The following table presents “Loans to developers” carrying amount of our loan portfolio by portfolio segment and vintage of origination as of December 31, 2021:

	Year Originated				December 31, 2021
	2021	2020	2019	2018	Total
Loan grades:
A	$1,872,040	$-	$-	$-	$1,872,040
B	7,103,130	2,138,680	-	-	9,241,810
C	41,667,070	7,151,760	202,200	-	49,021,030
D	8,739,320	2,860,180	513,100	-	12,112,600
E	1,565,670	-	-	-	1,565,670
F	-	-	-	-	-
G	-	-	-	-	-
Amortized Cost	$60,947,230	$12,150,620	$715,300	$-	$73,813,150
Less: Allowance for loan losses					(454,119)
Carrying Amount					$73,359,031

Credit Quality Monitoring

The Company uses three performance states to better monitor the credit quality of outstanding loans. Outstanding loans are characterized as follows:

Current - This status indicates that no events of default have occurred, all payment obligations have been met or none are yet triggered.

Workout - This status indicates there has been one or more payment defaults on the Loan and the Company has negotiated a modification of the original terms that does not amount to a fundamental default.

Fundamental Default - This status indicates a Loan has defaulted and there is a chance the Company will not be able to collect 100% of the principal amount of the Loan by the extended payment date of the corresponding LROs.

All credit quality indicators were updated as of December 31, 2021.

The following table presents “Loans to developers” carrying amount of our loan portfolio by credit quality indicator and vintage of origination as of December 31, 2021:

	Year Originated				December 31, 2021
	2021	2020	2019	2018	Total
Loan grades:
Current	$48,773,280	$-	$-	$-	$48,773,280
Workout	12,173,950	9,221,670	-	-	21,395,620
Fundamental Default	-	2,928,950	715,300	-	3,644,250
Amortized Cost	$60,947,230	$12,150,620	$715,300	$-	$73,813,150
Less: Allowance for loan losses					(454,119)
Carrying Amount					$73,359,031

F-13

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

Nonaccrual and Past Due Loans

A Loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Loans placed in nonaccrual status stop accruing interest and, if collectability of interest is sufficiently doubtful, “Interest receivable on loans to developers” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest income” and the corresponding “Accrued interest on limited recourse obligations” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest expense.” Interest income on Loans that are classified as nonaccrual is subsequently applied to principal until the Loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. As of December 31, 2021, the Company placed Loans of approximately $9,590,000 recorded to “Loans to developers” on nonaccrual status. The Company has written off approximately $42,000 of interest receivable in the current period.

The following table presents an aging analysis of past due Loans as of December 31, 2021 and 2020:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, net
Aging schedule:
Current	$49,287,530	$197,879	$49,089,651
Less than 90 days past due	15,129,920	64,248	15,065,672
More than 90 days past due	9,395,700	191,992	9,203,708
Total as of December 31, 2021	$73,813,150	$454,119	$73,359,031

The following is a summary of information pertaining to nonaccrual loans as of December 31, 2021:

Balance
Nonaccrual loans	$9,590,800

Interest income recognized on Nonaccrual loans	$1,087,130

NOTE 4:	OTHER REAL ESTATE OWNED

“Other real estate owned” in the Company’s Balance Sheet was $640,960 and $0 at December 31, 2021 and 2020, respectively. During the years ended December 31, 2021 and 2020, the Company transferred $1,084,800 and $0 from “Loans to developers” to “Other real estate owned”, respectively. Other real estate owned met the held for sale criteria and have been recorded at the lower of carrying amount or fair value less cost to sell. There was no impact to the Company’s Statements of Operation from this transfer. The Company did not record a decrease to “Loans to developers” or an offsetting decrease to “Limited recourse obligations”.

NOTE 5:	RELATED PARTY ARRANGEMENTS

GROUNDFLOOR Finance Inc.

GROUNDFLOOR will receive fees and compensation in connection with the Company’s Offering, and the servicing and sale of the Company’s LROs.

The Company will also reimburse GROUNDFLOOR for actual expenses incurred on behalf of the Company in connection with the servicing of a Loan, to the extent not reimbursed by the borrower. The Company will reimburse GROUNDFLOOR for out-of-pocket expenses paid to third parties in connection with providing services to the Company. This does not include GROUNDFLOOR’s overhead, employee costs borne by GROUNDFLOOR, utilities or technology costs. For the year ended December 31, 2021 and 2020, GROUNDFLOOR incurred $0 and $0 of costs on the Company’s behalf, respectively. No such costs were due and payable to GROUNDFLOOR as of December 31, 2021 and 2020, respectively.

F-14

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

GROUNDFLOOR GA Holdings LLC

GROUNDFLOOR GA Holdings LLC may close and fund a Loan prior to its being acquired by the Company. The ability to warehouse Loans allows us the flexibility to deploy the offering proceeds as funds are raised. The Company then will acquire such LROs at a price equal to the fair market value of the Loan (including reimbursements for servicing fees and accrued interest, if any), so there is no mark-up (or mark-down) at the time of purchase.

NOTE 6:	COMMITMENTS AND CONTINGENCIES

The Company is subject to legal proceedings which arise in the ordinary course of business.  In the opinion of the Company, the resolution of these matters will not have a material adverse impact on the Company’s financial position or results of operations.

NOTE 7:	SUBSEQUENT EVENTS

Subsequent events were evaluated through March 22, 2022, the date the Financial Statements were available to be issued. Based on this evaluation, it was determined that no subsequent events occurred that require recognition or disclosure in the financial statements.

F-15

GROUNDFLOOR FINANCE INC.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2021 and 2020

F-16

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Table of Contents

December 31, 2021 and 2020

Report of Independent Auditor

To the Board of Directors

Groundfloor Finance, Inc. and Subsidiaries

Atlanta, Georgia

Opinion

We have audited the accompanying consolidated financial statements of Groundfloor Finance, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

F-1

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses and cash outflows from operations since its inception which result in substantial doubt about the ability of the Company to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Atlanta, Georgia

March 11, 2022

F-2

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2021	2020
Assets
Current assets:
Cash	$2,641,950	$1,429,172
Loans to developers	176,431,710	66,575,374
Allowance for loans to developers	(3,164,650)	(3,360,000)
Interest receivable on loans to developers	11,790,202	3,545,454
Other current assets	3,580,237	2,631,801
Total current assets	191,279,449	70,821,801
Property, equipment, software, website, and intangible assets, net	1,645,617	1,056,577
Other assets	71,302	71,302
Total assets	$192,996,368	$71,949,680
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$5,147,829	$2,189,807
Accrued interest on limited recourse obligations	6,943,896	2,831,984
Limited recourse obligations	111,982,315	50,230,668
Allowance for limited recourse obligations	(3,636,146)	(4,304,442)
Short-term notes payable	67,911,273	19,806,920
Convertible notes, net of discount of $490,783 and $126,352	4,509,217	2,661,774
Total current liabilities	192,858,384	73,416,711
Other liabilities	134,865	138,680
Total liabilities	192,993,249	73,555,391
Commitments and contingencies (See Note 12)
Stockholders’ equity (deficit):
Series A convertible preferred stock, no par, 747,385 shares designated, 747,373 shares issued and outstanding (liquidation preference of $4,999,925)	4,962,435	4,962,435
Series Seed convertible preferred stock, no par, 575,000 shares designated, 568,796 shares issued and outstanding (liquidation preference of $2,721,091)	2,609,091	2,609,091
Series B convertible preferred stock, no par, 548,546 shares designated, 441,940 and 188,036 shares issued and outstanding (liquidation preference of $8,056,566 and $3,427,896)	7,429,483	3,145,092
Common stock, no par, 5,000,000 shares authorized, 2,192,145 and 2,165,923 issued and outstanding	11,895,593	11,596,087
Additional paid-in capital	3,310,258	2,336,551
Accumulated deficit	(30,203,181)	(26,254,407)
Stock subscription receivable	(560)	(560)
Total stockholders’ equity (deficit)	3,119	(1,605,711)
Total liabilities and stockholders’ equity (deficit)	$192,996,368	$71,949,680

See accompanying notes to consolidated financial statements

F-3

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2021	2020
Non-interest revenue:
Origination fees	$4,769,504	$2,548,305
Loan servicing revenue	2,887,096	1,348,332
Total non-interest revenue	7,656,600	3,896,637
Net interest income:
Interest income	15,731,444	7,597,436
Interest expense	(12,167,945)	(6,042,535)
Net interest income	3,563,499	1,554,901
Revenue	11,220,099	5,451,538
Cost of revenue	(1,363,150)	(611,436)
Gross profit	9,856,949	4,840,102
Operating expenses:
General and administrative	4,417,525	3,006,854
Sales and customer support	3,404,287	2,457,720
Development	1,638,327	1,205,399
Regulatory	378,911	353,103
Marketing and promotions	4,251,831	1,453,840
Total operating expenses	14,090,881	8,476,916
Loss from operations	(4,233,932)	(3,636,814)
Other Income (expense):
Interest expense on corporate debt instruments	(543,942)	(1,149,819)
Gain on loan extinguishment	829,100	-
Total other income (expense), net	285,158	(1,149,819)
Net loss	$(3,948,774)	$(4,786,633)

See accompanying notes to consolidated financial statements

F-4

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficit)

	Series A		Series Seed		Series B							Total
	Convertible		Convertible		Convertible				Additional		Stock	Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Subscription	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Receivable	(Deficit)
Stockholders’ equity (deficit) as of December 31, 2019	747,373	$4,962,435	568,796	$2,609,091	-	$-	2,102,720	$10,564,771	$1,802,895	$(21,467,774)	$(560)	$(1,529,142)
2020 Crowdfunded equity raise, net of offering costs	-	-	-	-	-	-	30,794	538,720	-	-	-	538,720
Issuance of Series B preferred shares, net of offering costs	-	-	-	-	159,748	2,679,234	-	-	-	-	-	2,679,234
Conversion of convertible notes	-	-	-	-	28,288	465,858	30,841	488,707	-	-	-	954,565
Exercise of stock options	-	-	-	-	-	-	1,568	3,889		-	-	3,889
Share-based compensation expense	-	-	-	-	-	-	-	-	533,656	-	-	533,656
Net loss	-	-	-	-	-	-	-	-	-	(4,786,633)	-	(4,786,633)
Stockholders’ equity (deficit) as of December 31, 2020	747,373	$4,962,435	568,796	$2,609,091	188,036	$3,145,092	2,165,923	$11,596,087	$2,336,551	$(26,254,407)	$(560)	$(1,605,711)
Issuance of Series B preferred shares, net of offering costs	-	-	-	-	236,976	3,975,794	-	-	-	-	-	3,975,794
Conversion of convertible notes	-	-	-	-	16,928	308,597	11,222	183,325	-	-	-	491,922
Exercise of stock options	-	-	-	-	-	-	7,825	68,180		-	-	68,180
Share-based compensation expense	-	-	-	-	-	-	-	-	418,151	-	-	418,151
Conversion of Warrants	-	-	-	-	-	-	7,175	48,001				48,001
Beneficial conversion feature	-	-	-	-	-	-	-	-	555,556	-	-	555,556
Net loss	-	-	-	-	-	-	-	-	-	(3,948,774)	-	(3,948,774)
Stockholders’ equity (deficit) as of December 31, 2021	747,373	$4,962,435	568,796	$2,609,091	441,940	$7,429,483	2,192,145	$11,895,593	$3,310,258	$(30,203,181)	$(560)	$3,119

See accompanying notes to consolidated financial statements

F-5

GROUNDFLOOR REAL ESTATE 1, LLC

Management Discussion and Analysis

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(3,948,774)	$(4,786,633)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	760,380	527,862
Share-based compensation	418,151	533,656
Noncash interest expense	191,125	274,674
(Gain)/Loss on sale of real estate owned	(96,000)	16,816
Origination of loans held for sale	(3,201,856)	(1,060,410)
Proceeds from sales of loans held for sale	5,524,200	1,968,800
Gain on forgiveness of PPP loan	(829,100)	-
Debt conversion inducement expense	-	41,633
Changes in operating assets and liabilities:
Other assets	(719,370)	8,406
Interest receivable on loans to developers	(8,244,747)	(677,540)
Accounts payable and accrued expenses	2,954,208	(2,316,392)
Accrued interest on limited recourse obligations	4,111,912	580,059
Net cash flows from operating activities	(3,079,871)	(4,889,069)
Cash flows from investing activities
Loan payments to developers	(198,289,297)	(66,314,737)
Repayments of loans from developers	81,885,591	69,503,979
Proceeds from sale of properties held for sale	3,767,091	1,715,352
Payments of software and website development costs	(1,247,488)	(559,332)
Purchases of computer equipment and furniture and fixtures	(101,933)	(53,499)
Other investing activities	155,040	(80,000)
Net cash flows from investing activities	(113,830,996)	4,211,763
Cash flows from financing activities
Proceeds from limited recourse obligations	142,331,517	62,279,248
Repayments of limited recourse obligations	(79,937,095)	(66,610,220)
Borrowings from the revolving credit facility	-	3,069,028
Repayments on the revolving credit facility	-	(13,562,280)
Proceeds from GROUNDFLOOR Notes	106,252,110	68,950,380
Repayments on GROUNDFLOOR Notes	(79,133,490)	(58,057,817)
Proceeds from Stairs Notes	287,469,931	-
Repayments on Stairs Notes	(266,484,098)	-
Proceeds from issuance of 2019 convertible notes	-	288,000
Repayments of 2019 convertible notes	(2,296,205)	-
Proceeds from issuance of 2021 convertible notes	5,000,000	-
Proceeds from issuance of Series B convertible preferred stock, net of offering costs	3,975,794	2,679,234
Proceeds from issuance of common stock, net of offering costs	-	538,720
Proceeds from loan under Paycheck Protection Program	829,000	829,100
Exercise of stock options	68,180	3,889
Proceeds from exercise of warrants	48,001	-
Net cash flows from financing activities	118,123,645	407,282
Net increase (decrease) in cash	1,212,778	(270,024)
Cash as of beginning of the year	1,429,172	1,699,196
Cash as of end of the year	$2,641,950	$1,429,172
Supplemental cash flow disclosures:
Cash paid for interest	$2,788,431	$1,260,238

F-6

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2021	2020
Supplemental disclosure of noncash investing and financing activities:
Loans to developers transferred to other real estate owned	$4,239,270	$4,911,985
Write-down of loans to developers and limited recourse obligations	544,595	308,676
Write-down of interest receivable on loans to developers and accrued interest on limited recourse obligations	190,897	321,724
Conversion of convertible notes payable and accrued interest into common stock or Series B convertible preferred stock	491,922	912,933
(Decrease) increase in allowance for loan to developers	(195,350)	640,000
(Decrease) increase in allowance for limited recourse obligations	(668,296)	1,584,442

See accompanying notes to consolidated financial statements

F-7

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

The terms “we,” “our,” “GROUNDFLOOR,” or the “Company” refer to Groundfloor Finance Inc. and its subsidiaries. The Company was originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2013. Fomentum Labs LLC changed its name to Groundfloor LLC on April 26, 2013, and converted into a North Carolina corporation on July 26, 2013. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of GROUNDFLOOR Inc.’s common stock. In August 2014, GROUNDFLOOR Inc. converted into a Georgia corporation and changed its name to Groundfloor Finance Inc. The accounting effects of these conversions were reflected retrospectively in the Consolidated Financial Statements. Groundfloor Holdings GA, LLC is the holder of the Revolver, as defined in Note 7. Groundfloor Properties GA LLC was created for the purpose of financing real estate in Georgia. Groundfloor Real Estate 1 LLC, Groundfloor Real Estate 2 LLC, Groundfloor Real Estate 3 LLC, and Groundfloor Yield LLC were created for the purpose of financing real estate in any state. Groundfloor Real Estate, LLC is currently inactive and management does not have plans to use this entity in the near future.

The Company has developed an online investment platform designed to crowdsource financing for real estate development projects (the “Projects”). With this online investment platform (the “Platform”), public investors (the “Investors”) are able to choose between multiple Projects, and real estate developers (the “Developers”) of the Projects are able to obtain financing. GROUNDFLOOR’s financing model replaces traditional sources of financing for Projects with the aggregation of capital from Investors using the internet.

Basis of Presentation and Liquidity

The Company’s Consolidated Financial Statements include Groundfloor Finance Inc. and its wholly owned subsidiaries, Groundfloor Properties GA LLC; Groundfloor Real Estate, LLC; Groundfloor Holdings GA, LLC; Groundfloor Real Estate 1 LLC; Groundfloor Real Estate 2, LLC; Groundfloor Real Estate 3 LLC; and Groundfloor Yield LLC (collectively the “Company” or “GROUNDFLOOR”). Intercompany transactions and balances have been eliminated upon consolidation.

The Company’s Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company, developing the technology, and securing financing. The accompanying Consolidated Financial Statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has incurred losses and cash outflows from operations since its inception. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses.

Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue growing working capital and fund product development and operations.

Management intends to raise additional debt or equity financing to grow working capital and fund operations. Management believes the Company will obtain additional funding from current and new Investors in order to sustain operations. However, there are no assurances that the Company can be successful in obtaining the additional capital or that such financing will be on terms favorable or acceptable to the Company.

There is substantial doubt that the Company will continue as a going concern for at least 12 months following the date these Consolidated Financial Statements are issued, without additional financing based on the Company’s limited operating history and recurring operating losses.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Consolidated Financial Statements do not include any adjustments that might result from the outcome of the uncertainties described in the Consolidated Financial Statements. In addition, the Consolidated Financial Statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue primarily results from fees earned on the loans to the Developers (the “Loans”). Fees include “Origination fees” and “Loan servicing revenue” which are paid by the Developers.

Effective for 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”). Topic 606 supersedes the revenue requirements in ASC Topic 605, Revenue Recognition. The Company has evaluated the impact of this accounting standard on its Consolidated Financial Statements and concluded that the Company’s contracts with customers continue to fall within the scope of existing guidance. Servicing fees, origination fees, net interest income, and gains and losses on sales of loans remain within the scope of ASC topic 310—Receivables or ASC topic 860—Transfers and Servicing.

Origination Fees

“Origination fees” are paid by the Developers for the work performed to facilitate the Loans. The amount to be charged is a percentage based upon the terms of the Loan, including grade, rate, term, and other factors. Origination fees range from 1.0% to 5.0% of the principal amount of a Loan. The origination fee is paid when the Loan is issued to the Developer and deducted from the gross proceeds distributed. A Loan is considered issued when formal closing has occurred and funds have transferred to the Developer’s account, which occurs through an Electronic Funds Transfer (“EFT”).

The origination fees are recognized as revenue ratably over the term of the Loan, while direct costs to originate Loans are recorded as expenses as incurred.

Loan Servicing Revenue

Loan servicing revenue is recognized by the Company, upon recovery, for costs incurred in servicing the Developer’s Loan, including managing payments to and from Developers and payments to Investors. The Company records loan servicing revenue as a component of revenue when collected. Direct costs to service Loans are recorded as expenses as incurred.

Whole Loan Sales

Under loan sale agreements, the Company sells all of its rights, title, and interest in certain loans. At the time of such sales, the Company may simultaneously enter into loan servicing agreements under which it acquires the right to service the loans. The Company calculates a gain or loss on a whole loan sale based on the net proceeds from the whole loan sale, less the carrying value of the loans sold. All unamortized origination fees incurred in the origination process are recognized directly to Consolidated Statements of Operations and recorded to “Origination fees”. For sold loans for which the Company retains servicing rights, the Company compares the expected contractual benefits of servicing to the expected costs of servicing to determine whether a servicing asset or servicing liability arises from the transaction. No servicing rights assets or liabilities have been identified for the years ended December 31, 2021 and 2020.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Interest Income on Loans to Developers and Interest Expense on Limited Recourse Obligations

The Company recognizes “Interest income” on Loans and “Interest expense” on the corresponding Investor Georgia Notes (if issued by Groundfloor GA) or LROs (if issued by Groundfloor Finance Inc.) using the accrual method based on the stated interest rate to the extent the Company believes it to be collectable. For the purposes of these Consolidated Financial Statements, “Limited recourse obligations” refers to both Georgia Notes and LROs. Georgia Notes are securities that the Company has issued through its previously registered Georgia-exclusive securities offering, which has since been terminated. LROs are the Company’s currently registered securities. Both Georgia Notes and LROs represent similar obligations of the Company.

“Interest income” recorded on “Loans to developers” was $15,731,444 and $7,597,436 for year ended December 31, 2021 and 2020, respectively. Additionally, “Interest expense” incurred on “Limited recourse obligations” was $9,728,837 and $5,090,020 for the year ended December 31, 2021 and 2020, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2021 and 2020. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

Each investor’s escrow account receives Federal Deposit Insurance Corporation (“FDIC”) insurance coverage on cash balances subject to normal FDIC coverage rules. Investor funds, whether committed through a LRO or held in escrow, are not included as a part of the Company’s cash balance.

Loans to Developers and Limited Recourse Obligations

“Loans to developers” are originally recorded at amortized cost (outstanding principal balance, net of discounts, premiums, and unearned income), then subsequently increased as additional draws are disbursed to developers. “Limited recourse obligations” are originally recorded at the original principal amount committed by investors, net of funds not yet to be disbursed to developers on the underlying loans, then subsequently increased as those funds are disbursed to developers. Funds committed by investors in LROs but not yet disbursed to developers on the underlying Loans were approximately $17,834,000 and $20,868,000, as of December 31, 2021 and 2020, respectively. These funds are netted against gross balances of approximately $126,181,000 and $66,794,000 as of December 31, 2021 and 2020, respectively, on the accompanying Consolidated Balance Sheets.

The interest rate associated with a Loan is the same as the interest rate associated with the corresponding Georgia Notes or LROs.

The Company’s obligation to pay principal and interest on a Georgia Note or LRO is equal to the pro rata portion of the total principal and interest payments collected from the corresponding Loan. The Company obtains a lien against the property being financed and attempts reasonable collection efforts upon the default of a Loan. The Company is not responsible for repaying “Limited recourse obligations” associated with uncollectable “Loans to developers”. Amounts collected related to a defaulted Loan are returned to the Investors based on their pro rata portion of the corresponding Georgia Notes or LROs, if applicable, less collection costs incurred by the Company.

The Investors may remit funds through the Company’s online portal prior to the actual Loan being closed. These funds are held in an escrow account controlled by a major bank and are not recognized as an LRO until the Loan is closed and funds are transferred to the Developer, which occurs through an EFT transaction. Each Investor escrow account receives FDIC insurance coverage on cash balances subject to normal FDIC coverage rules.

The Loan and corresponding LROs are recorded on the Company’s Consolidated Balance Sheets to “Loans to developers” and “Limited recourse obligations”, respectively, once the Loan has closed and funds have been disbursed to borrowers. Loans are considered closed after the promissory note for that Loan has been signed and the security interest has been perfected.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Interest Receivable and Interest Payable

“Interest receivable on loans to developers” represents interest income the Company is due to receive from borrowers on the total outstanding principal balance of the loan portfolio as of the balance sheet date. This balance is presented as its own line item, separate from “Loan to developers”, on the Company’s Consolidated Balance Sheet.

“Accrued interest on limited recourse obligations” represents interest the Company owes investors on the corresponding LROs as of the balance sheet date. This balance is presented as its own line item, separate from “Limited recourse obligations”, on the Company’s Consolidated Balance Sheet. The interest rate associated with a Loan is the same rate that is associated with the corresponding LRO. The balance of “Interest receivable on loans to developers” and “Accrued interest on limited recourse obligations” offset each other to the extent LROs related to existing loans have been issued with the SEC and funded by investors. The Company’s obligation to pay interest on an LRO is equal to the pro-rata portion of the total interest payments collected from the corresponding Loan.

Also included within “Accrued interest on limited recourse obligations” is interest the Company owes investors on GROUNDFLOOR Notes. GROUNDFLOOR Notes is presented within “Short-term notes payable” on the Company’s Consolidated Balance Sheet. The interest rate associated with GROUNDFLOOR Notes is the same as the stated interest rate at issuance.

The Company has accrued “Interest receivable on loans to developers” of approximately $11,790,000 and $3,545,000 and “Accrued interest on limited recourse obligations” of approximately $6,943,896 and $2,831,984 as of December 31, 2021 and December 31, 2020, respectively.

Nonaccrual and Past Due Loans

Accrual of interest on “Loans to developers” and corresponding “Limited recourse obligations” is discontinued when, in management’s opinion, the collection of the interest income appears doubtful. “Interest income” and “Interest expense” on the “Loans to developers” and the corresponding “Limited recourse obligations” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. A Loan may also be placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful based on the status of the underlying development project, even if the Loan is not yet 90 days delinquent. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The “Loans to developers” and corresponding “Limited recourse obligations” are charged off to the extent principal or interest is deemed uncollectible. All interest accrued but later charged off for “Loans to developers” and “Limited recourse obligations” is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

Allowance for Current Expected Credit Losses

For the year ended December 31, 2021, the Company adopted the current expected credit loss (“CECL Standard”) on January 1, 2021. The CECL Standard replaced the incurred loss model under existing guidance with an expected loss model for instruments measured at amortized cost, including loan receivables and off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments). The Company now records an allowance for credit losses in accordance with the CECL Standard on the loan portfolio on a collective basis by assets with similar risk characteristics. Where assets cannot be classified with other assets due to dissimilar risk characteristics, the Company assessed these assets on an individual basis. With the adoption of CECL, the definition of impaired loans was removed from accounting guidance. Refer to Note 3 “Loans to Developers, Net” in the Consolidated Financial Statements for the year ended December 31, 2020 for disclosure of the Company’s impaired loans as of December 31, 2020.

The CECL Standard requires an entity to consider historical loss experience, current conditions, and a reasonable and supportable forecast of the economic environment. The Company utilizes a loss-rate approach for estimating current expected credit losses. In accordance with the loss-rate method, an adjusted historical loss rate is applied to the amortized cost of an asset or pool of assets at the balance sheet date.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In determining the CECL allowance, we considered various factors including (i) historical loss experience in our portfolio (ii) current performance of the US residential housing market, (iii) future expectations of the US residential housing market, and (iv) future expectations of short-term macroeconomic environment. Management estimates the allowance for credit losses using relevant information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. We utilize a reasonable and supportable forecast period of 12 months. The allowance for credit losses is maintained at a level sufficient to provide for expected credit losses over the life of the loan based on evaluating historical credit loss experience and making adjustments to historical loss information applied to the current loan portfolio. Refer to “Note 3 – Loans to Developers and Allowance for Expected Credit Losses” for further information regarding the CECL allowance.

The Company made an accounting policy election to exclude “Interest receivable on loans to developers” from the amortized cost basis of loans in determining the CECL allowance, as any uncollected accrued interest receivable is written off in a timely manner. Refer to “Nonaccrual and Past Due Loans” above for a description of the Company’s policies established to write-off interest.

Payments to holders of Georgia Notes or LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated Georgia Notes or LROs. The allowance calculated for loans is accordingly applied as the reserve for Georgia Notes and LROs. The allowance for expected credit losses on “Loans to developers” is presented separately on the Consolidated Balance Sheet as “Allowance for loans to developers” and has a balance of approximately $3,165,000 and $3,360,000 as of December 31, 2021 and 2020, respectively. The allowance for “Limited recourse obligations” is presented separately on the Consolidated Balance Sheet as “Allowance for limited recourse obligations” and has a balance of approximately $3,636,000 and $4,304,000 as of December 31, 2021 and 2020, respectively.

Refer to Note 3 for further discussion regarding the calculation of the allowance for credit losses.

Other Real Estate Owned

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less estimated selling costs. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized up to the fair value of the property, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are charged to operations.

Software Development Costs

Software development costs primarily include internal and external labor expenses incurred to develop the software that powers the Company’s website. Certain costs incurred during the application development stage are capitalized based on specific activities tracked, while costs incurred during the preliminary project stage and post-implementation and operation stages are expensed as incurred. Capitalized software development costs are amortized over the estimated useful life of the related software. The Company recognized approximately $648,000 and $448,000 in expense related to amortization of software development costs for the years ended December 31, 2021 and 2020, respectively.

Property and Equipment

Property and equipment consists of computer equipment, furniture and fixtures, leasehold improvements, and office equipment. Property and equipment is stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the life of the lease or the useful life of the improvements. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Depreciation is computed using the following estimated useful lives:

Computer equipment	3 years
Software and website development costs	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	5 years

Impairment of Long-Lived Assets

Long-lived assets, such as computer equipment, office equipment, furniture and fixtures, intangible assets, and software and website development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for an amount by which the carrying amount of the asset exceeds the fair value of the asset.

Intangible Assets

Intangible assets consist of the Company’s domain names. Intangible assets are being amortized over a 15-year period, their estimated useful lives, on a straight-line basis. The Company recognized approximately $2,000 in amortization expense during the years ended December 31, 2021 and 2020.

Equity Offering Costs

The Company accounts for offering costs in accordance with Accounting Standard Codification (“ASC”), ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

For the year ended December 31, 2020, offering costs of approximately $233,000 incurred in connection with the issuance of Series B preferred stock were deferred and charged against the gross proceeds of the offering in stockholders’ equity. Offering costs incurred in connection with the 2020 Common Stock Offering were not material and were expensed as incurred.

For the year ended December 31, 2021, offering costs of approximately $344,000 incurred in connection with the issuance of Series B preferred stock were deferred and charged against the gross proceeds of the offering in stockholders’ equity.

Deferred Revenue

Deferred revenue consists of origination fee payments received in advance of revenue recognized. The deferred revenue balance is presented within “Accounts Payable and Accrued Expenses” on the Company’s Consolidated Balance Sheet and has a balance of approximately $3,522,000 and $1,115,000 as of December 31, 2021 and 2020, respectively.

Advertising Costs

The cost of advertising is expensed as incurred and presented within “Marketing and promotions” expenses in the Consolidated Statements of Operations. The Company incurred approximately $2,944,000 and $607,000 in advertising costs during the years ended December 31, 2021 and 2020, respectively.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Rent Expense

The Company recognizes rent expense on a straight-line basis over the term of the lease. The difference between rent expense and rent paid is recorded as deferred rent in the Consolidated Balance Sheets as a component of “Other liabilities”. Rent expense is presented within “General and administrative” expenses in the Consolidated Statements of Operations. The Company incurred approximately $411,700 and $309,000 in rent expense for office facilities during the years ended December 31, 2021 and 2020, respectively.

Share-Based Compensation

The Company recognizes as expense non-cash compensation for all stock-based awards for which vesting is considered probable. Such stock-based awards include stock options and warrants issued as compensation to employees and nonemployees. Non-cash compensation is measured at fair value on the grant date and expensed ratably over the vesting term. The fair value of each stock option and warrant is estimated using the Black-Scholes option pricing model.

Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the Consolidated Financial Statements carrying amounts and the tax basis of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactment of changes in the tax law or rates.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the Consolidated Financial Statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

The determination of recording or releasing income tax valuation allowance is made, in part, pursuant to an assessment performed by management regarding the likelihood that the Company will generate future taxable income against which benefits of its deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to its ability to generate taxable income in future periods.

NOTE 2:	RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires lessees to recognize most leases on the balance sheet as a lease liability and corresponding right-of-use asset. Further clarification of this guidance was subsequently provided by FASB through the issuance of ASU 2018-10, Codification Improvements to Topic 842, Leases (“ASU 2018-10”), in July 2018 and the issuance of ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”), in July 2018. While the guidance in these pronouncements was originally scheduled to take effect for the Company for the year ending December 31, 2020, the FASB subsequently issued ASU 2020-05 in June 2020 deferring the effective date. The guidance in these pronouncements will therefore be effective for the Company for the year ending December 31, 2022. The Company is currently evaluating the effect of this guidance on the Company’s Consolidated Financial Statements.

As discussed above under “Allowance for Current Expected Credit Losses”, the Company adopted the CECL Standard for the year ended December 31, 2021. This standard is applicable for all of the year ended December 31, 2021. The CECL Standard required an initial effect of adoption to be recorded through a cumulative-effect adjustment to retained earnings as of January 1, 2021. The Company determined the impact of CECL adoption on the previously reported loan allowance was immaterial as adoption of CECL did not materially change the Company’s loan allowance procedures – therefore no adjustment was necessary. As a result of the Company’s business model and the relationship between originated loans and their corresponding LROs, had an adjustment been necessary the transition effect would have resulted in a balance sheet reclassification with a net $0 impact to the financial statements. Subsequent changes to the CECL allowance are recognized as a provision for credit losses through loan and LRO loss reserves.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In December 2019, the FASB issued Accounting Standards Update 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The amendments in this update simplify the accounting for income taxes by removing certain exceptions in Topic 740 and introducing other changes intended to clarify and improve existing guidance. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2020; for all other entities, the amendments are effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s Consolidated Financial Statements.

In August 2020, the FASB issued Accounting Standards Update 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). The amendments in this update simplify the accounting for convertible interest by removing the requirement to separately account for an embedded conversion feature from the host contract in certain instances. The guidance is effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company is evaluating the impact that the implementation of this standard will have on the Company’s Consolidated Financial Statements.

NOTE 3:	LOANS TO DEVELOPERS AND ALLOWNANCE FOR EXPECTED CREDIT LOSSES

The Company provides financing to borrowers for real estate-related loans. Real estate loans include loans for unoccupied single family or multifamily renovations and new constructions costing between $30,000 and $2,000,000 over six months to eighteen months.

The following table presents the carrying amount of “Loans to developers, net” by performance state as of December 31, 2021 and 2020, respectively:

	December 31,
	2021	2020
Loan Performance State:
Current	$131,203,243	$41,758,636
Workout	37,190,846	9,957,616
Fundamental Default	8,037,621	14,859,122
Amortized Cost as of December 31	$176,431,710	$66,575,374
Less: Allowance for loan losses	(3,164,650)	(3,360,000)
Carrying amount as of December 31	$173,267,060	63,215,374

Allowance for Loan Losses

In assessing the CECL allowance, we consider historical loss experience, current conditions, and a reasonable and supportable forecast of the microeconomic and macroeconomic environment. We derived an annual historical loss rate based on the Company’s historical loss experience in our portfolio and adjusted this rate to reflect our expectations of the future environment based on forecasted data points relative to our loan portfolio.

At adoption on January 1, 2021, the CECL allowance was $3,360,000, consistent with the allowance under the incurred loss model as of December 31, 2020. Accordingly, no cumulative-effect adjustment was recorded to adopt the standard. The CECL allowance decreased from initial adoption on January 1, 2021 through December 31, 2021. The decrease is driven by management’s historical loss performance and assessment of microeconomic and macroeconomic conditions as of December 31, 2021.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following tables present analyses of the allowance for credit losses by portfolio segment for the years ended December 31, 2021 and 2020:

Balance
Allowance for loan losses, December 31, 2020	$3,360,000
Cumulative change in accounting principal (Note 2)	-
Allowance for loan losses, January 1, 2021 (adjusted for change in accounting estimate)	3,360,000
Loan allowance charged off	(414,295)
Provision for losses	218,945
Recoveries	-
Allowance for loan losses, December 31, 2021	$3,164,650
Balance
Balance, December 31, 2019	$2,720,000
Allowance for loan loss	948,676
Loans charged off	(308,676)
Outstanding as of December 31, 2020	$3,360,000
Period-end amount allocated to:
Loans evaluated individually for impairment	$2,240,000
Loans evaluated collectively for impairment	560,000
General population of loans, other than those specifically identified	560,000
Balance, December 31, 2020	$3,360,000
Loans:
Loans evaluated individually for impairment	$3,814,468
Loans evaluated collectively for impairment	11,205,286
General population of loans, other than those specifically identified	51,555,620
Balance, December 31, 2020	$66,575,374

Portfolio Segmentation

Management monitors the performance of loans within its portfolio by internally assigned grades and by year of origination. All loans originated by the Company are collateralized against residential real estate, and consistent across many key segmentation considerations such as borrower type, industry, financial asset type, loan term, and loan size. As such, in determining the Company’s application of the CECL standard management developed its allowance by evaluating historical losses and applying those adjusted losses to segments of the portfolio with which similar risk characteristics exist.

In assessing estimated credit losses, the segmentation variable used by management includes internal grades assigned to loans at origination. The Groundfloor underwriting team undertakes an assessment of each project and the proposed terms of the underlying loan to finalize the pricing terms (interest rate, maturity, repayment schedule, etc.) that the Company will accept. Groundfloor uses its proprietary Grading Algorithm to assign one of seven letter grades, from A to G, to each Project. The letter grade generally reflects the overall risk of the Loan. The Grading Algorithm factors in the following indicators that take into account the valuation and strength of a particular project and the experience and risk profile of the Borrower.

The relevant factors included within the algorithm that correlate with how well management believes the loan will perform include financial risk (loan to ARV ratio), underwriting risk (quality of valuation report, borrower credit quality and experience), borrower stake (commitment and skin-in-the game), as well as geographic location.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table presents “Loans to developers” carrying amount of our loan portfolio by portfolio segment and vintage of origination as of December 31, 2021:

	Year Originated				December 31, 2021
	2021	2020	2019	2018	Total
Loan grades:
A	$5,357,918	$669,780	$147,470	$-	$6,175,168
B	13,555,548	2,764,600	1,346,627	-	17,666,775
C	103,374,142	10,780,023	1,496,220	1,922,325	117,572,710
D	25,535,132	4,281,098	758,567	148,856	30,723,653
E	4,019,668	-	132,976	-	4,152,644
F	140,760	-	-	-	140,760
G	-	-	-	-	-
Amortized Cost	$151,983,168	$18,495,501	$3,881,860	$2,071,181	$176,431,710
Less: Allowance for loan losses					(3,164,650)
Carrying Amount					$173,267,060

Credit Quality Monitoring

The Company uses three performance states to better monitor the credit quality of outstanding loans. Outstanding loans are characterized as follows:

Current – This status indicates that no events of default have occurred, all payment obligations have been met or none are yet triggered.

Workout – This status indicates there has been one or more payment defaults on the Loan and the Company has negotiated a modification of the original terms that does not amount to a fundamental default.

Fundamental Default – This status indicates a Loan has defaulted and there is a chance the Company will not be able to collect 100% of the principal amount of the Loan by the extended payment date of the corresponding Georgia Notes or LROs.

All credit quality indicators were updated as of December 31, 2021.

The following table presents “Loans to developers” carrying amount of our loan portfolio by credit quality indicator and vintage of origination as of December 31, 2021:

	Year Originated				December 31, 2021
	2021	2020	2019	2018	Total
Loan performance state:
Current	$131,203,243	$-	$-	$-	$131,203,243
Workout	20,779,925	15,975,322	435,599	-	37,190,846
Fundamental Default	-	2,520,179	3,446,261	2,071,181	8,037,621
Amortized Cost	$151,983,168	$18,495,501	$3,881,860	$2,071,181	$176,431,710
Less: Allowance for loan losses					(3,164,650)
Carrying Amount					$173,267,060

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Nonaccrual and Past Due Loans

A Loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Loans placed in nonaccrual status stop accruing interest and, if collectability of interest is sufficiently doubtful, “Interest receivable on loans to developers” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest income” and the corresponding “Accrued interest on limited recourse obligations” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest expense.” Interest income on Loans that are classified as nonaccrual is subsequently applied to principal until the Loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. As of December 31, 2021, the Company placed Loans of approximately $18,118,000 recorded to “Loans to developers” on nonaccrual status. The Company has written off approximately $191,000 of interest receivable in the current period.

The following table presents an aging analysis of past due Loans as of December 31, 2021 and 2020:

	Amortized Cost	Allowance for Loan Losses	Loans to Developers, Net
Aging schedule:
Current	$133,003,496	$531,600	$132,471,896
Less than 90 days past due	25,692,956	108,774	25,584,182
More than 90 days past due	17,735,258	2,524,276	15,210,982
Total as of December 31, 2021	$176,431,710	$3,164,650	$173,267,060

	Amortized Cost	Allowance for Loan Losses	Loans to Developers, net
Aging schedule:
Current	$35,134,514	$350,000	$34,784,514
Less than 90 days past due	10,994,226	270,000	10,724,226
More than 90 days past due	20,446,634	2,740,000	17,706,6341
Total as of December 31, 2020	$66,575,374	$3,360,000	$63,215,374

The following is a summary of information pertaining to nonaccrual loans as of December 31, 2021:

Balance
Nonaccrual loans	$18,118,033

Interest income recognized on nonaccrual loans	$2,657,427

The following is a summary of information pertaining to impaired loans as of December 31, 2020:

Balance
Nonaccrual loans	$14,859,122

Interest income recognized on impaired loans	$1,251,441

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4:	OTHER CURRENT ASSETS

“Other current assets” as of December 31, 2021 and 2020, consists of the following:

	2021	2020
Other real estate owned (1)	$3,001,421	$2,154,477
Due from related party (2)	318,988	434,784
Rent deposit, current portion	-	21,302
Other	259,828	21,239
Other current assets	$3,580,237	$2,631,801

(1)	During the year ended December 31, 2021 the Company transferred $4,239,279 from “Loans to developers” to “Other current assets”. Other real estate owned met the held for sale criteria and have been recorded at the lower of carrying amount or fair value less cost to sell. There was no impact to the Company’s Consolidated Statements of Operations from this transfer. The Company recorded a decrease of approximately $170,000 to “Loans to developers” and an offsetting decrease to “Limited recourse obligations”.

(2)	Loan and accrued interest receivable from related parties. Refer to Note 11 – Related Party Transactions.

NOTE 5:	PROPERTY, EQUIPMENT, SOFTWARE, WEBSITE AND INTANGIBLE ASSETS, NET

“Property, equipment, software, website development costs, and intangible assets, net” at December 31, 2021 and 2020, consists of the following:

	2021	2020
Software and website development costs	$3,681,563	$2,434,075
Computer equipment	169,645	137,514
Leasehold improvements	29,942	9,838
Furniture and fixtures	212,251	206,290
Office equipment	44,747	46,405
Domain names	30,000	30,000
Total property, equipment, software, website and intangible assets	4,168,148	2,864,122
Less: accumulated depreciation and amortization	(2,522,531)	(1,807,545)
Property, equipment, software, website and intangible assets, net	$1,645,617	$1,056,577

Depreciation and amortization expense on “Property, equipment, intangible assets, software, and website development costs, net” for the years ended December 31, 2021 and 2020 was approximately $732,000 and $524,000, respectively. Amortization of software and website development costs is included as a component of “Development” and depreciation of property, equipment, and intangible assets is included as a component of “General and administrative” in the Consolidated Statements of Operations.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 6:	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

“Accounts payable and accrued expenses” at December 31, 2021 and 2020, consists of the following:

	2021	2020
Deferred loan origination fees	$3,522,017	$1,115,067
Trade accounts payable	1,103,984	478,712
Accrued employee compensation	383,315	104,551
Accrued interest expense (1)	123,643	333,900
Other	14,870	10,477
Funded loans-in-process (2)	-	147,100
Accounts payable and accrued expenses	$5,147,829	$2,189,807

(1)	“Accrued interest expense” includes interest related to corporate debt instruments as described in Note 7.

(2)	Certain whole loans originated by the Company in 2020 and subsequently sold to institutional buyers were purchased at the contractual loan amount, which comprises both the principal amount disbursed to borrowers prior to the loan sale and any loan-in-process principal yet to be disbursed. “Funded loans in process” represents the obligation of the Company to disburse loan-in-process funds received from institutional buyers to borrowers for the underlying loans as draws are requested and approved.

NOTE 7:	DEBT

Revolving Credit Facility

On November 1, 2016, the Company’s wholly owned subsidiary, Groundfloor Holdings GA, LLC, as borrower, entered into a revolving credit facility (the “Revolver”) with Revolver Capital, LLC. The credit agreement initially provided for revolving loans up to a maximum aggregate principal amount of $1,500,000, proceeds to be used for bridge funding of underlying loans pending approval from the United States Securities and Exchange Commission. Subsequent amendments to the credit agreement in 2016 and 2017 increased the aggregate commitments under the credit facility to $4,500,000.

On April 4, 2018, the Credit Agreement dated as of November 1, 2016, as amended by the First Amendment as of November 11, 2016, the Second Amendment dated as of February 22, 2017 and the Third Amendment dated as of April 7, 2017, was assigned to ACM Alamosa DA LLC. The Company and the lender agreed to amend and restate the Original Credit Agreement in its entirety. The other terms of the credit facility remain unchanged.

On September 18, 2018, the Company increased the Revolving Credit Commitments thereunder from $4,500,000 to $5,500,000. In connection with the increase the Company paid a $10,000 commitment fee, which was capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On August 8, 2019, the Company increased the Revolving Credit Commitments thereunder from $5,500,000 to $8,500,000. In connection with the increase the Company paid a $30,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On October 1, 2019, the Company increased the Revolving Credit Commitments thereunder from $8,500,000 to $10,500,000. In connection with the increase the Company paid a $20,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

The Revolver maturity date was November 2, 2020. The Company had the option to request and the lender may, in its sole discretion, elect to extend the maturity date. The base contractual interest rate applicable throughout the year ended December 31, 2020, was the greater of 10.0 percent per annum and the weighted average underlying loan rate with respect to all underlying borrower loans funded under the Revolver. In the event that a loan funded using proceeds from the Revolver is not repaid in full on or before the repayment date for that loan, the contractual interest rate increases to the greater of 15.0 percent per annum or the underlying loan rate plus 3.0 percent.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In March 2020, in connection with the novel coronavirus pandemic and the related tightening of credit markets, GROUNDFLOOR’s creditor informed the Company that it would decease funding of draws on the Revolver for an undefined period of time and replace the lost financing by expanding on other existing sources of lending capital, most importantly the GROUNDFLOOR Notes program. In response, the Company developed a plan to repay the outstanding principal and accrued interest on the Revolver. The outstanding principal and accrued interest on the Revolver were repaid in full in June 2020 and the Company did not renew the revolver at maturity, and as such, no outstanding balance remains as of December 31, 2020.

As of December 31, 2020 the Company had $0 available borrowings and $0 outstanding under the Revolver as presented within Revolving credit facility on the Consolidated Balance Sheets. As of December 31, 2020, the Company reflected approximately $0 of deferred financing costs related to the Revolver as a reduction to the Revolving credit facility in the Consolidated Balance Sheets. Amortization of these costs was approximately $33,000 for the year ended December 31, 2020, presented as a component of “Interest expense on corporate debt instruments” in the Consolidated Statements of Operations. Accrued interest on the Revolver, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was $0 at December 31, 2020.

2019 Subordinated Convertible Notes

From September 2019 to December 2019, the Company issued subordinated convertible notes (the “2019 Subordinated Convertible Notes”) to Investors for total proceeds of $3,607,000. The 2019 Subordinated Convertible Notes bear interest at the rate of 10% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 30, 2021, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8,000,000 (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six months after the issuance of a 2019 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board. The indebtedness represented by the 2019 Subordinated Convertible Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver.

Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2019 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of approximately $401,000 at the time of issuance. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option. For the years ended December 31, 2021 and 2020, respectively, approximately $126,386 and $242,000 was amortized to "Interest expense on corporate debt instruments” in the Consolidated Statements of Operations.

Certain investors in 2019 Subordinated Convertible Notes purchased their shares through the issuance of advance agreements to the Company (“Advances”). The Advances accrue interest at a rate of 10% per annum and are payable to the Company within an initial term of 30 days, with an investor option to extend the term by 30 days, after which the Advances begin accruing interest at a rate of 14% per annum. The funds advanced to the investors are subject to recourse by the Company against the investors. The Advances, with principal sum of $288,000 as of December 31, 2019, which were recorded as a component of “Other current assets” in the Company’s previously issued Consolidated Balance Sheets, were paid in full during the year ended December 31, 2020.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In 2020, certain holders of 2019 Subordinated Convertible Notes converted their holdings into common stock or Series B preferred stock, at the discretion of the Noteholders. Additionally, as an incentive to convert, the Company granted all Noteholders a time-limited option to convert their holdings on more favorable terms than those specified in the contractual agreement. Pursuant to these terms, Noteholders converted $408,000 in principal and approximately $48,000 in accrued interest into 30,841 shares of common stock at a conversion price of $14.88, a 15% discount to the per share price of common stock at the time of conversion. Noteholders also converted $411,000 in principal and approximately $47,000 in accrued interest into 22,760 shares of Series B preferred stock at a conversion price of $16.41, a 10% discount to the offering price in the 2020 Series B Preferred Stock Offering, and into 5,528 shares of Series B preferred stock at a conversion price of $14.58, a 20% discount to the offering price in the 2020 Series B Preferred Stock Offering. Because these Noteholders converted their debt instruments to equity securities of the Company pursuant to an inducement offer, the Company also recognized an expense equal to the fair value of the securities transferred in the conversion in excess of the fair value of the securities issuable pursuant to the original conversion terms. Conversion inducement expense of approximately $42,000 is recognized in the Consolidated Statements of Operations as a component of “General and administrative”.

In 2021, certain holders of the 2019 Subordinated Convertible Notes converted their holdings into common stock, or Series B preferred stock, at the discretion of the noteholder. Additionally, noteholders were repaid $1,686,700 in principal and $324,500 in accrued interest at the maturity date. The Company granted all noteholders a time-limited option to convert their holdings on more favorable terms than those specified in the contractual agreement. Noteholders converted $151,000 in principal and approximately $32,000 in accrued interest into 7,463 shares of common stock at a conversion price of $15.75, a 10% discount to the per share price of common stock at the time of conversion, and into 3,759 share of common stock at a conversion of $17.50, the fair value the common stock at conversion. Noteholders also converted $261,000 in principal and approximately $47,000 in accrued interest into 16,928 shares of Series B preferred stock at a conversion price of $18.23, a 0% discount to the price per share of Series B preferred stock at the time of conversion.

In November 2021, the Company repaid the remaining principal of $688,700 and accrued but unpaid interest of $137,000 related to the notes related to the 2019 Subordinated Convertible Notes. Therefore principal of $0 and $2,788,000 on the 2019 Subordinated Convertible Notes, net of an unamortized discount of approximately $0 and $126,000, was outstanding as of December 31, 2021 and December 31, 2020, respectively. Accrued interest on the 2019 Subordinated Convertible Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $0 and $334,000 as of December 31, 2021 and December 31, 2020, respectively. The interest expense related to the 2019 Subordinated Convertible Notes for the years ended December 31, 2021 and 2020 was $208,000 and $334,000, respectively, and included within "Interest expense on corporate debt instruments”.

2021 Subordinated Convertible Notes

From August 2021 to November 2021, the Company issued subordinated convertible notes (the “2021 Subordinated Convertible Notes”) to Investors for total proceeds of $5,000,000. The 2021 Subordinated Convertible Notes bear interest at the rate of 12% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 31, 2023, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $20,000,000 (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six months after the issuance of a 2021 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board. As of November 30, 2021 the funding related to these notes was closed and no additional sales were made to investors. Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2021 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of approximately $555,556 at the time of issuance. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option. For the year ended December 31, 2021 approximately $64,700 BCF was amortized to "Interest expense on corporate debt instruments” in the Consolidated Statements of Operations.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Principal of $5,000,000 on the 2021 Convertible Notes, net of an unamortized discount of approximately $505,500 was outstanding as of December 31, 2021. Accrued interest on the 2021 Subordinated Convertible Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $123,600 as of December 31, 2021. The related interest expense of $123,600 is included within "Interest expense on corporate debt instruments” for the year ended December 31, 2021.

2021 Promissory Notes

On August 30, 2021, the Company issued promissory notes (the “2021 Promissory Notes”) to investors for total proceeds of $611,040. The 2021 Promissory Notes bear interest at the rate of 14% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 30, 2022, or the date the Company raises at least an aggregate $4,000,000 of new cash from any debt or financing closing after September 1, 2021.

As a result of cash financing received from other debt instruments, pursuant the 2021 Promissory Note purchase agreement the Company repaid all principal and accrued interest in December 2021. Interest expense related to the 2021 Promissory Notes is included within “Interest expense on corporate debt instruments” on the Consolidated Statement of Operations and equals $21,600 for the year ended December 31, 2021.

GROUNDFLOOR Notes

During the years ended December 31, 2021 and 2020, the Company entered into various secured promissory notes, (the “GROUNDFLOOR Notes”), with accredited Investors. The GROUNDFLOOR Notes are used for the purpose of the Company to originate, buy, and service loans for the purpose of building, buying, or rehabilitating single family and multifamily structures, or buying land, for commercial purposes. The GROUNDFLOOR Notes are issued and secured by the assets of Groundfloor Real Estate 1 LLC, a wholly owned subsidiary of Groundfloor Finance, Inc. As collateral security for GROUNDFLOOR Notes, the Company granted first priority security interest in all the loan assets of its wholly owned subsidiary, Groundfloor Real Estate 1 LLC, subject to certain exceptions.

During the year ended December 31, 2020, there were 116 notes entered into with stated interest rates ranging from 2.0% to 10.0% and with terms ranging from 30 days to 12 months. During the year ended December 31, 2021, there were 69 notes entered into with stated interest rates ranging from 2.0% to 14.0% and with terms ranging from 30 days to 12 months. The principal sum of $46,096,000 and $18,978,000 remains outstanding as of December 31, 2021 and 2020, respectively, and is presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets.

Interest expense incurred on GROUNDFLOOR Notes, presented with in “Interest expense” on the Company’s Consolidated Statement of Operations, was $2,167,211 and $952,514 for the year ended December 31, 2021 and 2020, respectively. Accrued interest on the GROUNDFLOOR Notes, presented within “Accrued interest on limited recourse obligations” in the Company’s Consolidated Balance Sheets, was approximately $352,100 and $326,000 at December 31, 2021 and 2020, respectively.

Stairs Notes

The Company entered into various secured promissory notes, (the “Stairs Notes”), with Investors during the year ended December 31, 2021. The Stairs Notes are issued and secured by the assets of Groundfloor Yield LLC, a wholly owned subsidiary of Groundfloor Finance, Inc. Investors in Stairs Notes do not directly invest in Loans held by the Company; rather, the Stairs Notes are general obligations of the Company, and the proceeds thereof will be used primarily to fund the acquisition by the Company of Loans originated by Groundfloor Holdings GA, LLC, to continually expand and replenish the portfolio of Loans owned by the Company. The use of the funds generated by the Stairs Notes offering can be adjusted at the discretion of the business as business needs change.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

During the year ended December 31, 2021, there were a total of 368 notes entered into, each with a stated interest rate of 4% and term of 5 days. The principal sum of $20,985,800 remained outstanding as of December 31, 2021 and is presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. Interest paid to Stairs investors totaled $142,500 for the year ended December 31, 2021 and is presented within “Interest expense” on the Company’s Consolidated Statement of Operations.

Other Short-term Notes Payable

On November 8, 2019, the Company entered into a short-term note agreement with an investor for a principal sum of $500,000. The note bears simple interest at a stated rate of 6.0% per annum. The outstanding principal and accrued interest were due and payable on February 6, 2020, 90 days from the date of issuance. As part of the issuance, the investor also received 500 detachable warrants for the purchase of common stock. The Company has allocated the proceeds of the note issuance between the debt instrument and the detachable warrants based on their relative fair values. The amount allocated to the warrants was classified as a component of stockholders’ equity and recorded as a debt discount in the Consolidated Balance Sheets, which will be amortized to interest expense over the term of the note. As of December 31, 2019, the outstanding principal of $500,000, net of an unamortized discount of approximately $2,000, are presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. Accrued interest on the note, approximately $5,000 as of December 31, 2019, is presented in “Accounts payable and accrued expenses” in the Consolidated Balance Sheets. This note and accrued interest thereon was repaid in full in the year ended December 31, 2020.

On December 19, 2019, the Company entered into a short-term note agreement with an investor for a principal sum of $500,000. The note bears simple interest at a stated rate of 13.5% per annum. The outstanding principal and accrued interest were due and payable on March 18, 2020, 90 days from the date of issuance. As of December 31, 2019, the outstanding principal of $500,000, net of an unamortized discount of approximately $1,000 related to debt issuance costs, are presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. Accrued interest on the note, $2,000 as of December 31, 2019, is presented in “Accounts payable and accrued expenses” in the Consolidated Balance Sheets. This note and accrued interest thereon was repaid in full in the year ended December 31, 2020.

On December 20, 2019, the Company entered into a short-term note agreement with an investor for a principal sum of $250,000. The note bears simple interest at a stated annual rate of 6.0% per annum. The outstanding principal and accrued interest are due and payable on March 19, 2020, 90 days from the date of issuance. As part of the issuance, the investor also received 250 detachable warrants for the purchase of common stock. The Company has allocated the proceeds of the note issuance between the debt instrument and the detachable warrants based on their relative fair values. The amount allocated to the warrants was classified as a component of stockholders’ equity and recorded as a debt discount in the Consolidated Balance Sheets, which will be amortized to interest expense over the term of the note. As of December 31, 2019, the outstanding principal of $250,000, net of an unamortized discount of approximately $2,000, are presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. Accrued interest on the note, approximately $500 as of December 31, 2019, is presented in “Accounts payable and accrued expenses” in the Consolidated Balance Sheets. This note and accrued interest thereon was repaid in full in the year ended December 31, 2020.

Paycheck Protection Program Loan

The Paycheck Protection Program (“PPP”), established by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and sponsored by the U.S. Small Business Administration (“SBA”), and is providing small businesses – sole proprietors, independent contractors, and, with certain industry exceptions, businesses with fewer than 500 employees – the opportunity to apply for a loan of up to $10 million to cover up to eight weeks of payroll costs, including benefits. Funds may also be used to cover interest on mortgage obligations, leases, and utilities incurred or in place before February 15, 2020. Based on current SBA guidance, PPP loans can be forgiven as long as (i) loan proceeds are used for covered expenses, (ii) full-time employee headcount is maintained during the eight-week period covered by the PPP loan, (iii) compensation for employees who earned less than $100,000 on an annualized basis in 2019 is not reduced by more than 25% during the covered period, and (iv) not more than 40% of the amount forgiven may be for non-payroll costs. In April 2020, the Company obtained an $829,100 loan under the PPP (“First PPP Loan”). The Company used the First PPP Loan proceeds to cover payroll costs, rent and utilities in accordance with the relevant terms and conditions of the CARES Act. In January 2021, the Company applied for forgiveness of the First PPP Loan with the Secretary of the Treasury and Small Business Administration (SBA). In March 2021, the Company received notice that our request for forgiveness was approved, and our First PPP Loan principal and interest were deemed paid in full. Upon the forgiveness of our obligations of the First PPP Loan promissory note, a gain was recognized of $829,100 in “Other income (expense)” on the Consolidated Statement of Operations for the year ended December 31, 2021.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company’s First PPP Loan balance, presented within “Short-term notes payable” in the Company’s Consolidated Balance Sheets, was $0 and $829,100 at December 31, 2021 and 2020, respectively.

In April 2021, the Company obtained a new loan under the PPP (“Second PPP Loan”) for $829,000. The Company used the Second PPP Loan proceeds to cover payroll costs, rent and utilities in accordance with the relevant terms and conditions of the CARES Act. In August 2021, the Company submitted an application for 100% loan forgiveness related to the Second PPP Loan received in 2021 through the Paycheck Protection Program. The application is pending as of the date of issuance of these financial statements. The Company’s Second PPP Loan balance, presented within “Short-term notes payable” in the Company’s Consolidated Balance Sheets, was $829,000 at December 31, 2021.

NOTE 8:	STOCKHOLDERS’ Equity (Deficit)

Capital Structure

Authorized Shares - As of December 31, 2021, the Company is authorized to issue 5,000,000 shares of no par value common stock and 1,316,181 shares of no par value preferred stock. The preferred stock has been designated as Series A Preferred Stock (the “Series A”), consisting of 747,385 shares, and Series Seed Preferred Stock (the “Series Seed”), consisting of 568,796 shares (collectively, “Preferred Stock”).

Common Stock Transactions

In February 2018, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2018 Common Stock Offering”). The Company offered up to 500,000 shares of common stock at $10 per share, with a minimum investment of $100, or ten shares of common stock. The aggregate initial offering price of the common stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares. The 2018 Common Stock Offering closed on July 31, 2018. During the 2018 Common Stock Offering, the Company issued 437,917 shares of common stock for gross proceeds of $4,228,700. The Company incurred offering costs of approximately $125,000 related to the 2018 Common Stock Offering.

In conjunction with the 2018 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2018, approximately $278,000 in notes principal and accrued interest were converted into 30,847 shares of common stock. In 2019, approximately $1,289,000 in notes principal and accrued interest were converted into 143,223 shares of common stock.

In October 2018, the Company entered into a common stock purchase agreement for private placement of 125,000 shares of the Company’s common stock for gross proceeds of $1,500,000.

In January 2019, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2019 Common Stock Offering”). The Company offered up to 900,000 shares of common stock at $15.00 per share, with a minimum investment of $150, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $13,500,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares through an incentive program available to investors who had provided a previous indication of interest in investing in the Company. The 2019 Common Stock Offering closed on a rolling basis from January 2019 to July 2019. As a result of the offering, the Company received gross proceeds of approximately $3,115,000 in exchange for the issuance of 214,535 shares of common stock, including 6,800 bonus shares issued through the incentive program described above. The proceeds are presented in the Consolidated Balance Sheets as a component of stockholders’ equity, net of direct offering costs of approximately $42,000 incurred.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In conjunction with the 2019 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2019, approximately $60,000 in notes principal and accrued interest were converted into 4,440 shares of common stock.

In February 2020, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2020 Common Stock Offering”). Participation in the 2020 Common Stock Offering was limited to existing shareholders. The Company offered shares of common stock at $17.50 per share, with a minimum investment of $175, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. As a result of the offering, the Company received gross proceeds of approximately $539,000 in exchange for the issuance of 30,794 shares of common stock.

Preferred Stock Transactions

Series A

During 2015, the Company issued 709,812 shares of Series A to Investors for total proceeds of $4,748,705. In conjunction with the equity issuance, the Company converted all outstanding promissory notes payable and accrued interest totaling $251,295 into 37,561 shares of Series A.

Series Seed

During 2015 and 2014, the Company issued 201,146 and 91,259 shares, respectively, to Investors for total proceeds of $1,047,000 and $475,000. In conjunction with the equity issuance in 2014, the Company converted all outstanding convertible notes payable and accrued interest totaling $1,098,388 into 276,391 shares of Series Seed.

Series B

In July 2020, the Company launched an offering of 548,546 shares of Series B Preferred Stock at $18.23 per share (“Series B Preferred Stock Offering”). According to the terms of the offering statement, the aggregate initial offering price of the Series B Stock will not exceed $10,000,000 in any 12-month period, and the Company will not execute sales of any securities under Regulation A that aggregate more than $50,000,000 in any twelve-month period.

Since the launch of the offering, the Company has offered its Series B Stock on a continuous basis directly through the Company website, and also on the online platform utilized by SI Securities, LLC located at www.seedinvest.com, to both accredited and non-accredited investors.

The offering closed July 2021. As a result of the offering, the Company has, as of December 31, 2021, received gross proceeds of approximately $7,232,279 in exchange for the issuance of 396,724 shares of Series B preferred stock, presented net of offering costs of $575,989 in the Consolidated Balance Sheets as a component of stockholders’ equity. Pursuant to the offering, certain holders of 2019 Subordinated Convertible Notes converted their holdings into Series B Preferred Stock as discussed in Note 7.

Voting - The holders of Preferred Stock are entitled to one vote for each share of common stock into which the preferred shares are convertible.

Liquidation - Upon any liquidation, dissolution, or winding up of the Company, the holders of Series A shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock or Series Seed, an amount per share equal to the greater of: i) the Series A original issue price of $6.69 per share, plus any dividends declared but unpaid, and ii) such amount per share as would have been payable had all shares of Series A been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series A the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series A pro rata in accordance with their ownership thereof.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

After payment in full of the Series A preference amount, the Series Seed stockholders are entitled to a liquidation preference equal to the greater of: i) the Series Seed original issue price of $5.205 per share, plus any dividends declared but unpaid, or ii) such amount per share as would have been payable had all shares of Series Seed been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series Seed the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series Seed pro rata in accordance with their ownership thereof. Any assets remaining after such preferential distribution shall be distributed to holders of the common stock.

After payment in full of the Series Seed preference amount, the Series B stockholders are entitled to a liquidation preference equal to the greater of: i) the Series B original issue price of $18.23 per share, plus any dividends declared but unpaid, or ii) such amount per share as would have been payable had all shares of Series Seed been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series Seed the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series Seed pro rata in accordance with their ownership thereof.

Any assets remaining after such preferential distribution shall be distributed to holders of the common stock.

Conversion - Shares of Preferred Stock are convertible into shares of common stock at the option of the holder at any time. The number of common stock shares for Preferred Stock can be determined by dividing the original issue price by the then-effective conversion price.

Mandatory Conversion - All outstanding shares of Preferred Stock shall automatically be converted into shares of common stock upon the closing of the sales of shares of common stock to the public, with gross proceeds to the Company of at least $20,000,000. All outstanding shares of Series A, Series Seed, and Series B Stock shall automatically be converted into shares of common stock by the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A, Series Seed, and Series B Stock, respectively, each voting as a single class.

Dividends - All dividends shall be declared pro rata on the common stock and Preferred Stock on a pari passu basis according to the numbers of common stock held by such holders on an as converted basis.

NOTE 9:	stock options and warrants

Stock Options

In August 2013, the Company adopted the 2013 Stock Option Plan (the “Plan”). The Plan provides incentives to eligible employees, officers, and directors in the form of incentive stock options, non-qualified stock options, and restricted stock awards. The Company may also grant other stock-based awards under the Plan, including performance-based awards. The Company has reserved a total of 400,000 shares of common stock for issuance under the Plan. Of these shares, 4,863 shares are available for future stock option grants as of December 31, 2021.

The Board of Directors has the authority to administer the Plan and determine, among other things, the interpretation of any provisions of the Plan, the eligible employees who are granted options, the number of options that may be granted, vesting schedules, and option exercise prices. The Company’s stock options have a contractual life not to exceed ten years. The Company issues new shares of common stock upon exercise of stock options.

During 2021, the Company granted performance-based awards to employees that entitled the recipients to earn up to 130,000 shares, if certain performance criteria are achieved over a three-year period. The actual number of shares to be issued will be determined by when performance criteria are met during the three-year period. The performance-based awards granted are based upon the Company’s ability to achieve certain investor customer acquisition targets. Performance based awards are recognized as compensation expense based on fair value on date of grant, the number of shares management ultimately expects to vest and the vesting period. The performance-based shares expected to be exercised by management are included as granted in the option activity table below. The Company estimated the fair value of each performance-based award granted under the Plans on the date of grant using a Black-Scholes-Merton option pricing model that uses the assumptions noted in the table below.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

During 2021, compensation expense of $17,700 was recognized for performance awards granted in 2021. The total unrecognized compensation cost related to performance awards was $194,700 at December 31, 2021 and the weighted-average period over which this expense will be recognized is 2.3 years.

Due to limited historical data, the Company estimates stock price volatility based on the actual volatility of comparable publicly traded companies over the expected life of the option. The expected term represents the average time that options that vest are expected to be outstanding. The expected term for options granted to non-employees is the contractual life. The risk-free rate is based on the United States Treasury yield curve for the expected life of the option.

Management used the Black-Scholes-Merton option pricing model to determine the fair value of options issued during the years ended December 31, 2021 and 2020.

The assumptions used to calculate the fair value of stock options granted are as follows:

For the Year Ended December 31, 2021	Non- Employees	Employees
Estimated dividend yield	-%	-%
Expected stock price volatility	55.0%	50.0%
Risk-free interest rate	1.3%	1.1%
Expected life of options (in years)	10.0	6.25
Weighted-average fair value per share	$10.74	$8.45

For the Year Ended December 31, 2020	Non- Employees	Employees
Estimated dividend yield	-%	-%
Expected stock price volatility	55.0%	50.0%
Risk-free interest rate	1.52%	0.34 - 1.40%
Expected life of options (in years)	10.0	6.25
Weighted-average fair value per share	$11.28	$8.35

The following summarizes the stock option activity for the years ended December 31, 2021 and 2020:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	324,208	$6.25
Exercised	(1,568)	2.48
Terminated	(53,608)	11.70
Granted	101,147	17.50
Outstanding as of December 31, 2020	370,179	$8.55
Exercised	(7,825)	8.71
Terminated	(33,124)	16.47
Granted	87,706	18.81
Outstanding as of December 31, 2021	416,936	$10.08	6.5	$3,803,000
Exercisable as of December 31, 2021	297,737	7.00	5.4	3,633,000
Expected to vest after December 31, 2021	119,199	$17.78	9.2	$168,000

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table summarizes certain information about all stock options outstanding as of December 31, 2021:

Exercise Price	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (In Years)	Number of Options Exercisable
$0.67	64,000	2.0	64,000
1.87	36,000	3.6	36,000
2.40	68,367	5.3	68,367
3.99	10,000	2.8	10,000
10.00	20,975	6.6	18,733
12.00	32,251	7.0	24,833
15.00	26,740	7.6	17,146
17.50	90,923	8.9	58,658
19.20	67,680	9.8	-
	416,936		297,737

As of December 31, 2021, there was approximately $976,000 of total unrecognized compensation cost related to stock option arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.8 years. The total intrinsic value of stock option awards exercised was approximately $79,800 during the fiscal year ended December 31, 2021.

During the year ended December 31, 2021, the company issued 87,706 stock options and 7,825 stock options were exercised.

The Company recorded approximately $32,200 and $59,000 in non-employee and $372,300 and $475,000 in employee share-based compensation expense during 2021 and 2020, respectively.

Restricted Stock

In October 2021, an employee purchased 34,720 shares of common stock at a purchase price of $19.20, under the terms of a restricted common stock purchase agreement. These shares were purchased in exchange for a promissory note (the “Promissory Note”) equal to $666,624. The 2021 issuance vests in equal installments every three-months after the Initial Vesting Commencement Date, subject to the employee’s continuous service with the Company. The Company may repurchase all of the unvested shares following the employee’s termination at the original purchase price. The Promissory Note accrue interest at the rate of .86% per annum, and are repayable at the earlier of (a) October 15, 2025; (b) the occurrence of SOX compliance issues; or (c) the occurrence of a change of control. The Promissory Note is fully collateralized by the 34,720 shares purchased by the employee per the restricted common stock purchase agreement.

The Promissory Note issued by the Company is stated as a full-recourse note however management has accounted for the Promissory Note as a non-recourse since note is forgiven in 1/5th installments at the yearly anniversary of employment and the amount of the note is aligned with a corresponding percentage of the underlying shares. Accordingly, the non-recourse note received by the Company as consideration for the issuance of the restricted stock has been considered a stock option for accounting purposes as the substance is similar to the grant of an option. The exercise price is the principal due on the note. The stated interest rate of the Promissory Note is reflected as the dividend yield. The fair value of the award is recognized over the requisite service period (not the term of the Promissory Note) through a charge to compensation cost. The maturity date of the Promissory Notes reflects the legal term for purposes of valuing the award.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The fair value of the restricted stock granted to employees in exchange for a Promissory Note is estimated on the grant date using the Black-Scholes option pricing model using the following assumptions:

For the Year Ended December 31, 2021	Non- Employees
Estimated dividend yield	-%
Expected stock price volatility	50.0%
Risk-free interest rate	1.2%
Expected life of options (in years)	6.25
Weighted-average fair value per share	$9.38

A summary of the Company’s restricted stock activity and related information is as follows:

	Shares	Weighted- Average Exercise Price
Unvested as of December 31, 2020	-	$-
Granted	34,720	19.20
Vested	-	-
Forfeited	-	-
Unvested as of December 31, 2021	34,720	$19.20

Warrants

The Company has 45,550 and 52,725 warrants issued and outstanding, for the purchase of common stock, at December 31, 2021 and 2020, respectively. The Company recognized expense of approximately $0 and $4,000 related to amortization of warrant discounts for the year ended December 31, 2021, and 2020, respectively.

The Company did not issue warrants during the years ended December 31, 2021 or 2020.

In October 2021, 7,175 outstanding warrants from the Company’s 2017 warrant issuance were exercised for the purchase of common stock at a price of $6.69 per share. Payment in the amount of $48,001 was received in exchange for the shares. This conversion is presented as an increase to "Common Stock” as of December 31, 2021. No warrants were exercised during the year ended December 31, 2020.

NOTE 10:	INCOME TAXES

The Company has incurred net operating losses since inception. Due to the Company’s history of losses, there is not enough evidence at this time to support the conclusion that it will generate future income of a sufficient amount and nature to utilize the benefits of the Company’s net deferred tax assets. Accordingly, the Company fully reduced its net deferred tax assets by a valuation allowance, since it has been determined that it is more likely than not that all of the deferred tax assets will not be realized.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On December 22, 2017, the United States enacted new tax reform legislation which reduced the corporate tax rate to 21% effective for the tax year beginning January 1, 2018. Under Accounting Standards Codification 740, the effects of new tax legislation are recognized in the period which includes the enactment date. As a result, the deferred tax assets and liabilities existing on the enactment date must be revalued to reflect the rate at which these deferred balances will reverse. The corresponding adjustment would generally affect the income tax expense (benefit) shown on the Consolidated Statements of Operations. However, since the Company has a full valuation allowance applied against its deferred tax asset, there is no impact to the income tax expense for the year ended December 31, 2021. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s deferred income tax assets and liabilities as of December 31, 2021 and 2020, are as follows:

	2021	2020
Deferred income tax assets and liabilities:
Net operating loss carryforwards	$6,951,000	$6,156,000
Accrued expenses	98,000	27,000
Share-based compensation	154,000	142,000
Accrued interest	-	130,000
Research and development credit	256,000	152,000
Depreciation and amortization	38,000	31,000
Valuation allowance	(7,497,000)	(6,638,000)
	$-	$-

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such asset. The valuation allowance increased by approximately $859,000 and $1,142,000, respectively, during the years ended December 31, 2021 and 2020.

As of December 31, 2021, the Company has federal and state net operating loss carryforwards of approximately $29,777,000 available to offset future federal and state taxable income, which begin to expire in 2033 and 2028. In general, a corporation’s ability to utilize its NOL and research and development credit carryforwards may be substantially limited due to the ownership change limitations as required by Section 382 and 383 of the Internal Revenue Code of 1986, as amended (Code), as well as similar state provisions. The federal and state Section 382 and 383 limitations may limit the use of a portion of the Company’s domestic NOL and tax credit carryforwards. Further, a portion of the carryforwards may expire before being applied to reduce future income tax liabilities.

Income taxes computed at the statutory federal income tax rate are reconciled to the provision for income tax expense for 2021 and 2020 as follows:

	2021		2020
	Amount	% of Pre-Tax Earnings	Amount	% of Pre-Tax Earnings
Income tax expense (benefit) at statutory rate	$(829,000)	(21.0)%	$(1,005,000)	(21.0)%
State taxes (net of federal benefit)	(184,000)	(4.7)%	(222,000)	(4.6)%
Non-taxable income	(174,000)	(4.4)%
Non-deductible expenses	447,000	11.3%	497,000	10.4%
True-up adjustment for deferred items	(119,000)	(3.0)%	(412,000)	(8.6)%
Change in valuation allowance	859,000	21.8%	1,142,000	23.8%
Provision for income tax expense	$-	0.0%	$-	0.0%

The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2021 and 2020, the Company had no accrual related to uncertain tax positions.

NOTE 11:	RELATED PARTY TRANSACTIONS

ISB Development Corp.

The Company issued a short-term note in November 2019 to ISB Development Corp., an entity owned and operated by a director of the Company, for a principal sum of $500,000. The short-term note and accrued interest thereon were repaid in full in 2020. See Note 7, under the heading “Other short-term notes payable,” for further discussion and disclosure related to the related party note.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Moma Walnut, LLC

In June 2019, the Company extended a fully collateralized loan to Moma Walnut, LLC, an entity that is owned and operated by a director of the Company. The loan has a principal amount of $400,000, bears interest at a stated rate of 5% per annum, and was initially due within 30 days. Terms were subsequently modified in August 2019 to increase the interest rate to 13% per annum and extend the maturity date to August 11, 2020. In September 2020, the terms were again amended to retroactively change the interest rate to 10% per annum and to require monthly interest payments. As of December 31, 2021 and 2020, the related party loan receivable and accrued interest thereon are presented in the Consolidated Balance Sheets as a component of “Other current assets” in the amount of $318,000 and $404,000, respectively.

Employee Loan

In November 2020, an employee of the Company was extended a loan in the amount of $30,000, bearing interest at a rate of 1% per annum. The loan matured on October 31, 2021. As of December 31, 2021 and 2020, the related party loan receivable and accrued interest thereon are presented in the Consolidated Balance Sheets as a component of “Other current assets” in the amount of approximately $0, and $30,000, respectively.

NOTE 12:	COMMITMENTS AND CONTINGENCIES

The Company has a noncancelable operating lease agreement for office space. The lease contains a renewal option within 67 months of the commencement date of September 2018. Additionally, the company amended the lease to acquire approximately 4,000 sq ft of new office space within the current building. Rent expense for operating leases, which has escalating rents over the term of the lease, is recorded on a straight-line basis over the minimum lease terms. Rent expense under the operating lease was approximately $411,000 and $309,000 as a component of “General and administrative” in the Consolidated Statements of Operations for the years ended December 31, 2021 and 2020, respectively.

As of December 31, 2021, the approximate amounts of the annual future minimum lease payments under noncancelable operating leases obligations are as follows:

Balance
Years ending December 31,
2022	$432,710
2023	445,679
2024	151,754
2025	-
$1,030,143

The Company is subject to legal proceedings which arise in the ordinary course of business.  In the opinion of the Company, the resolution of these matters will not have a material adverse impact on the Company’s consolidated financial position or results of operations.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 13:	SUBSEQUENT EVENTS

Subsequent events were evaluated through March 11, 2022, the date the Financial Statements were available to be issued. Based on this evaluation, it was determined subsequent events occurred that require disclosure in the financial statements.

In January 2022, the Company amended and restated its article of incorporation to increase the authorized number of Preferred Stock shares to 2,001,457 and to designate 243,348 of the newly authorized shares as Series B-2 Preferred Stock (“Series B-2 Stock”). Pursuant to this offering, from January 1, 2022 through the issuance date of these financial statements, the Company has received gross proceeds of approximately $5,800,000 in exchange for the issuance of 189,271 shares of Series B-2 Stock from a third-party investor. In addition to purchasing Series B-2 Stock, the third-party investor executed the purchase of 60,764 shares of Common Stock through direct, secondary transfer of shares owned by existing shareholders. As such, this Common Stock transfer did not result in cash proceeds received or issuance costs incurred by the Company and resulted in no impact to the Company’s gross capitalization.

In January 2022, the Company amended its 2013 Stock Option Plan (the “Plan”) to increase the number of shares of Common Stock reserved for issuance from 400,000 as it existed at December 31, 2021, to 950,000 shares.

GROUNDFLOOR REAL ESTATE 1, LLC

Management Discussion and Analysis

GROUNDFLOOR REAL ESTATE 1, LLC

MANAGEMENT DISCUSSION AND ANALYSIS

Fiscal Year Ended December 31, 2021 and 2020

GROUNDFLOOR REAL ESTATE 1, LLC

Management Discussion and Analysis

Summary Financial Information

The Statements of Operations data set forth below with respect to the fiscal years ended December 31, 2021 and December 31, 2020 are derived from, and are qualified by reference to, the audited financial statements and should be read in conjunction with those audited financial statements and notes thereto.

Results of Operations

Summary Financial Information

The statements of operations data for Groundfloor Real Estate 1, LLC (“Company”) set forth below with respect to the fiscal year ended December 31, 2021 and December 31, 2020 are derived from, and are qualified by reference to, the audited financial statements and should be read in conjunction with those audited financial statements and notes thereto, as well as the audited consolidated financial statements and notes thereto for Groundfloor Finance, Inc. (“Parent”), our parent and sole member and manager.

	Year Ended December 31,
	2021	2020
Loan servicing revenue	$-	$36,316
Net interest income:
Interest income	5,027,548	1,543,347
Interest expense	(5,027,548)	(1,543,347)
Net interest income	-	-
Net revenue	-	36,316
Cost of revenue	-	-
Gross profit	-	36,316
Operating expenses:
General and administrative	-	36,316
Total operating expenses	-	36,316
Income from operations	-	-
Net (loss) income	$-	$-

In our audited financial statements for the years ended December 31, 2021, our auditors expressed in their opinion substantial doubt about our ability to continue as a going concern. Since the inception of Groundfloor Real Estate 1, LLC and our parent company Groundfloor Finance, Inc., the Company has financed its operations through debt and equity financings. The Company intends to continue financing its activities and working capital needs largely from private financing from individual investors and venture capital firms until such time that funds provided by operations are sufficient to fund working capital requirements.

Net Revenue

Net revenue for the years ended December 31, 2021 and 2020 was $0 and $36.3 thousand, respectively. The Company serviced 667 and 292 developer loans during the years ended December 31, 2021 and 2020, respectively. Loan servicing revenue are fees incurred in servicing the developer’s loan.

Gross Profit

Gross profit for the years ended December 31, 2021 and 2020 was $0 and $36.3 thousand, respectively. The decrease in gross profit was due to a decrease of $36.3 thousand in net revenue as compared to prior year, driven by the recovery of expenses incurred in loan servicing from investors.

GROUNDFLOOR REAL ESTATE 1, LLC

Management Discussion and Analysis

General and Administrative Expense

General and administrative expense for the years ended December 31, 2021 and 2020 were $0 and $36.3 thousand, respectively, a decrease of $36.3 thousand. General and administrative expenses consists primarily of management fees charged by Parent in reimbursement of servicing costs paid by Parent. In the current year no servicing costs were incurred by Parent on behalf of the Company.

Net Income

Net income for the years ended December 31, 2021 and 2020 was $0 and $0, respectively.

Liquidity and Capital Resources

The audited financial statements included herein have been prepared assuming that Parent will continue as a going concern; however, the conditions discussed below raise substantial doubt about our Parent’s and our ability to continue as a going concern. The audited financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should Parent be unable to continue as a going concern.

The Company has retained earnings as of December 31, 2021 and 2020, of $0. Since our inception, the Company has financed its operations through debt and equity financing from various sources. The Company is dependent upon raising additional capital or seeking additional equity financing to fund its current operating plans for the foreseeable future. Failure to obtain sufficient equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

	For the year ended December 31, 2021	For the year Ended December 31, 2020
Operating activities	$-	$(36,316)
Investing activities	(35,510,460)	(38,761,679)
Financing activities	35,510,460	38,796,295
Net (decrease) in cash	$-	$(1,700)

Net cash used in operating activities for the years ended December 31, 2021 and 2020 was $0 and $36.3 thousand, respectively. Net cash used in operating activities includes loan servicing costs.

Net cash used in investing activities for the years ended December 31, 2021 and 2020, was $(35.5) million and $(38.3) million, respectively. Net cash provided by investing activities primarily represents proceeds disbursed to purchase loans to developers offset but repayments of loans to developers and proceeds from sales of properties held for sale.

Net cash used in financing activities for the years ended December 31, 2021 and 2020, was $35.5 million and $38.8 million, respectively. Net cash used in financing activities primarily represents proceeds from the issuance of LROs to investors through the Groundfloor Platform offset by repayments of LROs to investors.

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

GROUNDFLOOR FINANCE, INC.

MANAGEMENT DISCUSSION AND ANALYSIS

Fiscal Year Ended December 31, 2021 and 2020

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

Summary Financial Information

The audited Consolidated Statements of Operations data set forth below with respect to the twelve months ended December 31, 2021 and December 31, 2020 are derived from, and are qualified by reference to, the audited consolidated financial statements and should be read in conjunction with those audited consolidated financial statements and notes thereto.

	Twelve Months Ended December 31,
	2021	2020
Non-interest revenue:
Origination fees	$4,769,504	$2,548,305
Loan servicing revenue	2,887,096	1,348,332
Total non-interest revenue	7,656,600	3,896,637
Net interest income:
Interest income	15,731,444	7,597,436
Interest expense	(12,167,945)	(6,042,535)
Net interest income	3,563,499	1,554,901
Net revenue	11,220,099	5,451,538
Cost of revenue	(1,363,150)	(611,436)
Gross profit	9,856,949	4,840,102
Operating expenses:
General and administrative	4,417,525	3,006,854
Sales and customer support	3,404,287	2,457,720
Development	1,638,327	1,205,399
Regulatory	378,911	353,103
Marketing and promotions	4,251,831	1,453,840
Total operating expenses	14,090,881	8,476,916
Loss from operations	(4,233,932)	(3,636,814)
Other Income (expense):
Interest expense on corporate debt instruments	(543,942)	(1,149,819)
Gain on loan extinguishment	829,100	-
Total other income (expense), net	285,158	(1,149,819)
Net loss	$(3,948,774)	$(4,786,633)

Groundfloor’s audited consolidated financial statements for the year ended December 31, 2021 included a going concern note from its auditors. Since Groundfloor’s inception, Groundfloor has financed its operations through debt and equity financings. Groundfloor intends to continue financing its activities and working capital needs largely from private financing from individual investors and venture capital firms until such time that funds provided by operations are sufficient to fund working capital requirements.

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

*            *            *

CAPITALIZATION

The following tables reflect Groundfloor’s capitalization as of December 31, 2021 (audited) and December 31, 2020 (audited). The tables are not adjusted to reflect any subsequent stock splits, stock dividends, recapitalizations or refinancing or the subsequent closings of any financings.

The historical data in the tables is derived from and should be read in conjunction with Groundfloor’s consolidated financial statements. You should also read this table in conjunction with the section entitled “Management Discussion and Analysis.”

	Amounts Outstanding as of December 31, 2021	Amounts Outstanding as of December 31, 2020
Stockholders’ Equity (Deficit):
Common stock, no par value	$11,895,593	$11,596,087
Preferred stock, no par value	15,001,009	10,716,618
Additional paid-in capital	3,310,258	2,336,551
Less: Stock subscription receivable	(560)	(560)
Accumulated deficit	(30,203,181)	(26,254,407)
Total stockholders’ equity (deficit)	$3,119	$(1,605,711)

MANAGEMENT DISCUSSION AND ANALYSIS

You should read the following discussion in conjunction with Groundfloor’s audited consolidated financial statements and the related notes thereto.

Overview

Groundfloor Finance Inc. (“Groundfloor” or “Groundfloor Finance”) maintains and operates the Groundfloor Platform for use by us and Groundfloor subsidiaries to provide real estate development investment opportunities to the public. Groundfloor was originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2013. Fomentum Labs LLC changed its name to Groundfloor LLC on April 26, 2013, and converted into a North Carolina corporation on July 26, 2013. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of our common stock. In August 2014, Groundfloor converted into a Georgia corporation and changed its name to Groundfloor Finance Inc. The audited consolidated financial statements include Groundfloor’s wholly-owned subsidiaries. Groundfloor Holdings GA, LLC is the holder of the Revolver, as defined in Note 7. Groundfloor Properties GA LLC was created for the purpose of financing real estate in Georgia. Groundfloor Real Estate 1 LLC, Groundfloor Real Estate 2 LLC, Groundfloor Real Estate 3 LLC, and Groundfloor Yield LLC were created for the purpose of financing real estate in any state. Groundfloor Real Estate, LLC is currently inactive and management does not have plans to use this entity in the near future.

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

Funding Loan Advances

To date, the Company has entered into the following financial arrangements designed to facilitate Loan advances.

In November 2016, the Company entered into the Revolver credit facility to fund Loan advances (as defined below). The terms of the credit facility are as follows: Interest accrues at the greater of 10.0% per annum or the weighted average annual interest rate of the Loans then held by Holdings which have been originated with proceeds from the credit facility. The revolving credit facility was originally limited to $1.5 million with an option to increase the limit to $15.0 million (under certain circumstances). In March 2020, in connection with the novel coronavirus pandemic and the related tightening of credit markets, GROUNDFLOOR’s creditor informed the Company that it would cease funding of draws on the Revolver for an undefined period of time and replace the lost financing by expanding on other existing sources of lending capital, most importantly the GROUNDFLOOR Notes program. In response, the Company developed a plan to repay the outstanding principal and accrued interest on the Revolver. The outstanding principal and accrued interest on the Revolver were repaid in full in June 2020 and no outstanding balance remains as of December 31, 2020.

On January 11, 2017, Groundfloor entered into the ISB Note (as defined below) for a principal sum of $1.0 million, which was subsequently increased to $2.0 million, for the purpose of using the proceeds for our loan advance program, but may use the proceeds for other purposes in our sole discretion. The outstanding principal and accrued interest on the ISB Note were repaid in full in September 2019.

Starting in November 2018 and continuing through 2021, Groundfloor entered into various GROUNDFLOOR Notes, secured promissory notes, with accredited investors. The GROUNDFLOOR Notes are used for the purpose of the Company to originate, buy, and service loans for the purpose of building, buying, or rehabilitating single family and multifamily structures, or buying land for commercial purposes. The principal outstanding as of December 31, 2021, was $46.1 million.

In November and December 2019, Groundfloor entered into various short-term, secured promissory notes with accredited investors. Proceeds from the notes are used by the Company for originating, buying, and servicing loans to developers for the purpose of building, buying, and rehabilitating single family and multifamily structures, or buying land for commercial purposes. The aggregate principal outstanding of these loans as of December 31, 2019, was $1.3 million; those loans were repaid in full at maturity during the twelve months ended December 31, 2020 and no balance remains outstanding as of December 31, 2021.

Starting in January 2021, Groundfloor entered into various Stairs Notes, secured promissory notes, with Investors. Investors in Stairs Notes do not directly invest in Loans held by the Company; rather, the Stairs Notes are general obligations of the Company, and the proceeds thereof are used primarily to continually expand and replenish the portfolio of Loans owned by the Company. The use of the funds generated by the Stairs Notes offering can be adjusted at the discretion of the business as business needs change. The principal outstanding as of December 31, 2021 was $21.0 million.

Financial Position and Operating History

In connection with their audit for the year ended December 31, 2021, our auditors expressed substantial doubt about our ability to continue as a going concern due to our losses and cash outflows from operations. To strengthen our financial position, Groundfloor have continued to raise additional funds through convertible debt and equity offerings.

Groundfloor has a limited operating history and have incurred a net loss since our inception. Our net loss was $3.9 million for the twelve months ended December 31, 2021. To date, Groundfloor has earned limited revenues from origination and servicing fees charged to borrowers in connection with the loans made by the Company and its wholly-owned subsidiaries GRE 1 and Groundfloor GA corresponding to the LROs and Georgia Notes. Groundfloor has funded our operations primarily with proceeds from our convertible debt and preferred stock issuances, which are described below under “Liquidity and Capital Resources”. Over time, Groundfloor expects that the number of borrowers and lenders, and the volume of loans originated through the Groundfloor Platform, will increase and generate increased revenue from borrower origination and servicing fees.

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

The proceeds from the sale of LROs described in our consolidated financial statements will not be used to directly finance our operations. Groundfloor will use the proceeds from sales of LROs exclusively to originate the Loans that correspond to the corresponding series of LROs sold to investors. However, Groundfloor collects origination and servicing fees on Loans Groundfloor is able to make to Developers, which Groundfloor recognizes as revenue. The more Loans Groundfloor is able to fund through the proceeds of our offerings, the more fee revenue Groundfloor will make. With increased fee revenue, our financial condition will improve. However, Groundfloor does not anticipate this increased fee revenue to be able to fully support our operations through the next twelve months.

Groundfloor’s operating plan calls for a continuation of the current strategy of raising equity and, in limited circumstances, debt financing to finance its operations until Groundfloor reach profitability and become cash-flow positive, which Groundfloor does not expect to occur before 2022. Groundfloor’s operating plan calls for significant investments in website development, security, investor sourcing, loan processing and marketing, and for several rounds of equity financing before Groundfloor reaches profitability.

To date, the company has raised funds for operations through multiple common stock, preferred stock, and convertible note fundraising rounds. In 2021, the company raised approximately $3.9 million in new operating capital through a Series B preferred stock offering. See “Liquidity and Capital Resources” below.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which Groundfloor has prepared in accordance with generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates. Our significant accounting policies are more fully described in Note 1 to our audited consolidated financial statements.

Software and Website Development Costs

Internal use software and website development costs are capitalized when preliminary development efforts are successfully completed and it is probable that the project will be completed and the software will be used as intended. Internal use software and website development costs are amortized on a straight-line basis over the project’s estimated useful life, generally three years. Capitalized internal use software development costs consist of fees paid to third-party consultants who are directly involved in development efforts. Costs related to preliminary project activities and post implementation activities, including training and maintenance, are expensed as incurred. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. Development costs of our website incurred in the preliminary stages of development are expensed as incurred. Once preliminary development efforts are successfully completed, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use.

Share Based Compensation

Groundfloor accounts for share-based compensation using the fair value method of accounting which requires all such compensation to employees and nonemployees, including the grant of employee stock options, restricted stock, and performance-based awards, to be recognized in the income statement based on its fair value at the measurement date (generally the grant date). The expense associated with share-based compensation is recognized on a straight-line basis over the service period of each award.

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

Allowance for Current Expected Credit Losses

For the year ended December 31, 2021, the Company adopted the current expected credit loss (“CECL Standard”) on January 1, 2021. The CECL Standard replaced the incurred loss model under existing guidance with an expected loss model for instruments measured at amortized cost, including loan receivables and off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments). The Company now records an allowance for credit losses in accordance with the CECL Standard on the loan portfolio on a collective basis by assets with similar risk characteristics. Where assets cannot be classified with other assets due to dissimilar risk characteristics, the Company assessed these assets on an individual basis. With the adoption of CECL, the definition of impaired loans was removed from accounting guidance. Refer to Note 3 “Loans to Developers, Net” in the Consolidated Financial Statements for the year ended December 31, 2020 for disclosure of the Company’s impaired loans as of December 31, 2020.

The CECL Standard requires an entity to consider historical loss experience, current conditions, and a reasonable and supportable forecast of the economic environment. The Company utilizes a loss-rate approach for estimating current expected credit losses. In accordance with the loss-rate method, an adjusted historical loss rate is applied to the amortized cost of an asset or pool of assets at the balance sheet date.

In determining the CECL allowance, we considered various factors including (i) historical loss experience in our portfolio (ii) current performance of the US residential housing market, (iii) future expectations of the US residential housing market, and (iv) future expectations of short-term macroeconomic environment. Management estimates the allowance for credit losses using relevant information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. We utilize a reasonable and supportable forecast period of 12 months. The allowance for credit losses is maintained at a level sufficient to provide for expected credit losses over the life of the loan based on evaluating historical credit loss experience and making adjustments to historical loss information applied to the current loan portfolio. Refer to Note 3 of the accompanying audited consolidated financial statements for further information regarding the CECL allowance.

The Company made an accounting policy election to exclude “Interest receivable on loans to developers” from the amortized cost basis of loans in determining the CECL allowance, as any uncollected accrued interest receivable is written off in a timely manner. Refer to “Nonaccrual and Past Due Loans” section below for a description of the Company’s policies established to write-off interest.

Payments to holders of Georgia Notes or LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated Georgia Notes or LROs. The allowance calculated for loans is accordingly applied as the reserve for Georgia Notes and LROs. The allowance for expected credit losses on “Loans to developers” is presented separately in the audited Consolidated Balance Sheets as “Allowance for loans to developers”, while the allowance for “Limited recourse obligations” is presented separately on the audited Consolidated Balance Sheet as “Allowance for limited recourse obligations”.

Nonaccrual and Past Due Loans

Accrual of interest on “Loans to developers” and corresponding “Limited recourse obligations” is discontinued when, in management’s opinion, the collection of the interest income appears doubtful. “Interest income” and “Interest expense” on the “Loans to developers” and the corresponding “Limited recourse obligations” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. A Loan may also be placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful based on the status of the underlying development project, even if the Loan is not yet 90 days delinquent. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The “Loans to developers” and corresponding “Limited recourse obligations” are charged off to the extent principal or interest is deemed uncollectible. All interest accrued but later charged off for “Loans to developers” and “Limited recourse obligations” is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

Impaired Loans

With the adoption of CECL on January 1, 2021, the definition of impaired loans was removed from accounting guidance.

Provision for Income Taxes

Groundfloor accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.

Results of Operations

Twelve Months Ended December 31, 2021 and 2020

	Twelve Months Ended December 31,
	2021	2020
Non-interest revenue:
Origination fees	$4,769,504	$2,548,305
Loan servicing revenue	2,887,096	1,348,332
Total non-interest revenue	7,656,600	3,896,637
Net interest income:
Interest income	15,731,444	7,597,436
Interest expense	(12,167,945)	(6,042,535)
Net interest income	3,563,499	1,554,901
Net revenue	11,220,099	5,451,538
Cost of revenue	(1,363,150)	(611,436)
Gross profit	9,856,949	4,840,102
Operating expenses:
General and administrative	4,417,525	3,006,854
Sales and customer support	3,404,287	2,457,720
Development	1,638,327	1,205,399
Regulatory	378,911	353,103
Marketing and promotions	4,251,831	1,453,840
Total operating expenses	14,090,881	8,476,916
Loss from operations	(4,233,932)	(3,636,814)
Other Income (expense):
Interest expense on corporate debt instruments	(543,942)	(1,149,819)
Gain on loan extinguishment	829,100	-
Total other income (expense), net	285,158	(1,149,819)
Net loss	$(3,948,774)	$(4,786,633)

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

Net Revenue

Net revenue for the twelve months ended December 31, 2021 and 2020 was $11.2 million and $5.5 million, respectively, an increase of $5.8 million or 106%. The Company facilitated the origination of 1,118 and 380 developer loans during the twelve months ended December 31, 2021 and 2020, respectively. Origination fees and loan servicing revenue were earned related to the origination of these developer loans. Origination fees are determined by the term and credit risk of the developer loan and range from 1.0% to 6.0%. The fees are deducted from the loan proceeds at the time of issuance. Loan servicing revenue are fees incurred in servicing the developer’s loan. Additionally, Groundfloor incurred net interest income during the loan advance period. The increase in net interest income is due to the increase in the overall portfolio size. Groundfloor expects operating revenue to continue to increase as its loan application and processing volume increases.

Gross Profit

Gross profit for the twelve months ended December 31, 2021 and 2020 was $9.8 million and $4.8 million, respectively, an increase of $5.0 million or 104%. The increase in gross profit was due primarily to an increase in origination and servicing revenues, as the Company originated a greater amount of loans in both units and total loan volume relative to the prior year. The increase in origination volume is attributable to a drastic increase in lending as compared to 2020, attributable to the residential housing market and overall US economy growth emerging from the COVID-19 pandemic. Cost of revenue consists primarily of payment processing and vendor costs associated with facilitating and servicing loans. Groundfloor expects gross profit to increase as its loan application and processing volume increases.

General and Administrative Expense

General and administrative expense for the twelve months ended December 31, 2021 and 2020, were $4.4 million and $3.0 million, respectively, an increase of $1.4 million or 47%. General and administrative expenses consists primarily of employee compensation cost, professional fees, consulting fees and rent expense. The increase was driven primarily by an increase in employee compensation costs and salaries as the Company’s headcount significantly grew from the prior period. Groundfloor expects general and administrative expense will continue to increase due to the planned investment in business infrastructure required to support its growth.

Sales and Customer Support

Sales and customer support expense for the twelve months ended December 31, 2021 and 2020, were $3.4 million and $2.5 million, respectively, an increase of $0.9 million or 39%. Sales and customer support expense consists primarily of employee compensation cost. The increase was primarily due to the increase in compensation related to headcount growth experienced in the lending operations, asset management, and sales departments. Groundfloor expect sales and customer support expense will continue to increase due to the planned investment in customer acquisition and support required to support its growth.

Development Expense

Development expense for the twelve months ended December 31, 2021 and 2020, were $1.6 million and $1.2 million, respectively, an increase of $0.4 million or 36%. Development expense consists primarily of employee compensation cost and the cost of subcontractors who work on the development and maintenance of our website and lending platform. The increase was attributable to an increase in compensation cost as a result of new hiring and compensation adjustments, including additions of key personnel. Groundfloor expects development expense will continue to increase due to the planned investments in our website and lending platform required to support our technology infrastructure as Groundfloor grows.

Regulatory Expense

Regulatory expense for the twelve months ended December 31, 2021 and 2020, were $0.4 million and $0.4 million, respectively. Regulatory expense primarily consists of legal fees and compensation cost required to maintain SEC and other regulatory compliance. Groundfloor expects regulatory expense may increase due to the additional expense related to qualifying our offerings with the SEC, including our transition to Tier 2 under Regulation A, which will require complying with ongoing reporting requirements with the SEC and certain filing fees with applicable state regulatory authorities.

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

Marketing and Promotions Expense

Marketing and promotions expense for the twelve months ended December 31, 2021 and 2020, were $4.3 million and $1.5 million, respectively, an increase of $2.8 million or 192%. Marketing and promotions expense consists primarily of promotional and advertising expense as well as consulting expense and compensation cost. The increase is primarily attributable to the Company launching an extensive online marketing campaign aimed at both borrower and investor acquisition. The increase in advertising spend in the current year was an initiative executed by management to coincide with the heightened market demand and bolstering US economy, significantly driving the increase in lending activity as discussed above.

Interest Expense

Interest expense for the twelve months ended December 31, 2021 and 2020, excluding interest paid on limited recourse obligations and GROUNDFLOOR Notes, was $0.5 million and $1.1 million, respectively, a decrease of $0.6 million or $53%. The company incurred $0 million and $0.5 million in interest expense warehousing loans on the Revolver during the twelve months ended December 31, 2021 and 2020, respectively. Interest expense related to the 2019 Subordinated Convertible Notes of $0.3 million and $0.6 million was recognized during the twelve months ended December 31, 2021 and 2020, respectively. Interest expense related to the 2021 Subordinated Convertibles Notes of $0.18 million and $0 was recognized during the twelve months ended December 31, 2021 and 2020, respectively. Interest expense related to the 2021 Promissory Notes of $0.02 million and $0 was recognized during the twelve months ended December 31, 2021 and 2020, respectively.

Net Loss

Net loss for the twelve months ended December 31, 2021 and 2020 was $3.9 million and $4.8 million, respectively, a net loss decrease of $0.8 million or 18%. The decrease in the net loss was primarily attributable to a increase in lending volume leading to increased net revenue from $5.4 million to $11.2 million, with no significant reduction in operating costs.

Liquidity and Capital Resources

The audited consolidated financial statements included herein have been prepared assuming that Groundfloor will continue as a going concern; however, the conditions discussed below raise substantial doubt about our ability to continue as a going concern. The audited consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should Groundfloor be unable to continue as a going concern.

Groundfloor incurred a net loss for the twelve months ended December 31, 2021 and 2020, and have an accumulated deficit as of December 31, 2021 of $30.2 million. Since our inception, Groundfloor have financed our operations through debt and equity financing from various sources. Groundfloor are dependent upon raising additional capital or seeking additional equity financing to fund our current operating plans for the foreseeable future. Failure to obtain sufficient equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

	For the twelve months ended December 31, 2021	For the twelve months ended December 31, 2020
Operating activities	$(3,079,871)	$(4,889,069)
Investing activities	(113,830,996)	4,211,763
Financing activities	118,123,645	407,282
Net increase (decrease) in cash	$1,212,778	$(270,024)

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

Net cash flows from operating activities for the twelve months ended December 31, 2021 and 2020, was $(3.0) million and $(4.9) million, respectively. Net cash used in operating activities funded salaries, expense for contracted marketing, development and other professional service providers and expense related to sales and marketing initiatives.

Net cash flows from investing activities for the twelve months ended December 31, 2021 and 2020 was $(113.8) million and $4.2 million, respectively. Net cash used in investing activities primarily represents loan payments to developers offset by the repayment of loans to developers.

Net cash flows from financing activities for the twelve months ended December 31, 2021 and 2020 was $118.1 million and $0.4 million, respectively. Net cash provided by financing activities primarily represents proceeds from the issuance of GROUNDFLOOR Notes, Stairs Notes, and LROs to investors through the Groundfloor Platform, and proceeds from equity offerings, offset by repayments of GROUNDFLOOR Notes, Stairs Notes, and LROs to investors.

Groundfloor issued and sold 91,259 shares Series Seed Preferred Stock at an initial closing on December 5, 2014 (the “Series Seed Initial Closing”), for total proceeds of $475 thousand, pursuant to the Series Seed Preferred Stock Purchase Agreement (the “Series Seed Purchase Agreement”), dated December 5, 2014 between us and the investors named therein (the “Series Seed Investors”). In addition, at the Series Seed Initial, the entire unpaid principal and interest outstanding under certain previously-issued convertible promissory notes converted into 276,391 additional shares of Series Seed Preferred Stock. Groundfloor issued and sold an aggregate of 201,146 additional shares of Series Seed Preferred Stock, for total proceeds of $1.1 million, at subsequent closings on April 1, 2015, May 12, 2015 and August 31, 2015 (collectively, the “Series Seed Subsequent Closings” and together, with the Series Seed Initial Closing, the “Series Seed Financing”). Pursuant to the Series Seed Purchase Agreement, the Company sold each share of Series Seed Preferred Stock for $5.205 per share. In connection with the Series Seed Financing, Groundfloor also entered into an Investors’ Rights Agreement with the Series Seed Investors and certain holders of our common stock, which was subsequently amended and restated in connection with the Series A Financing. The shares of Series Seed Preferred Stock were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The Series Seed Financing terminated following the final Series Seed Subsequent Closing and Groundfloor does not intend to sell any additional shares of Series Seed Preferred Stock.

During November 2015, Groundfloor entered into promissory notes with investors for total proceeds of $250 thousand (the “2015 Bridge Notes”). The notes incur interest at the rate of 12% per annum. The outstanding principal and all accrued but unpaid interest was due and payable on the earlier of May 5, 2016 or the closing of an equity financing with gross proceeds of at least $4.3 million. The 2015 Bridge Notes and all accrued but unpaid interest thereunder were cancelled as consideration for 37,561 shares of Series A Preferred Stock in connection with the Series A Initial Closing. The notes were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The 2015 Bridge Notes Financing terminated with the closing of the Series A Financing.

In addition, Groundfloor issued and sold 709,812 shares of Series A Preferred Stock at an initial closing on November 24, 2015 and subsequent closings through December 2015, for total gross proceeds of approximately $4.7 million, pursuant to the Series A Preferred Stock Purchase Agreement. Pursuant to the Series A Purchase Agreement, the Company sold each share of Series A Preferred Stock for $6.69 per share. The shares of Series A Preferred Stock were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The Series A Financing terminated in December 2015 and Groundfloor does not intend to sell any additional shares of Series A Preferred Stock.

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

On November 1, 2016, Holdings, the Company’s wholly-owned subsidiary, as borrower, entered into a revolving credit facility (the “Revolver”) with Revolver Capital. The credit agreement (the “Credit Agreement”) provides for revolving loans up to a maximum aggregate principal amount of $1.5 million (the “Revolving Credit Commitments”). The Revolver will be used for bridge funding of underlying loans pending qualification from the SEC. The term of the Revolver was extended in October 2017 and will mature on April 4, 2019.

On November 11, 2016, the Company entered into a First Amendment to the Credit Agreement, which amended the Credit Agreement to increase the Revolving Credit Commitments thereunder from $1.5 million to $2.5 million. On December 21, 2016, the Company entered into a Second Amendment to the Credit Agreement, which amended the Credit Agreement to increase the Revolving Credit Commitments thereunder from $2.5 million to $3.5 million. On April 7, 2017, the Company entered into a Third Amendment to the Credit Agreement, which increased the Revolving Credit Commitments thereunder from $3.5 million to $4.5 million. The other terms of the credit facility remain unchanged.

On April 4, 2018, the Credit Agreement dated as of November 2, 2016, as amended by the First Amendment as of November 14, 2016, the Second Amendment dated as of February 22, 2017 and the Third Amendment dated as of April 7, 2017, was assigned to ACM Alamosa DA LLC. The Company and the lender agreed to amend and restate the Original Credit Agreement in its entirety. The other terms of the credit facility remain unchanged.

On September 18, 2018, the Company increased the Revolving Credit Commitments thereunder from $4,500,000 to $5,500,000. In connection with the increase the Company paid a $10,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On August 8, 2019, the Company increased the Revolving Credit Commitments thereunder from $5,500,000 to $8,500,000. In connection with the increase the Company paid a $30,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On October 1, 2019, the Company increased the Revolving Credit Commitments thereunder from $8,500,000 to $10,500,000. In connection with the increase the Company paid a $20,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

In March 2020, in connection with the novel coronavirus pandemic and the related tightening of credit markets, GROUNDFLOOR’s creditor informed the Company that it would cease funding of draws on the Revolver for an undefined period of time and replace the lost financing by expanding on other existing sources of lending capital, most importantly the GROUNDFLOOR Notes program. In response, the Company developed a plan to repay the outstanding principal and accrued interest on the Revolver. The outstanding principal and accrued interest on the Revolver were repaid in full in June 2020 and no outstanding balance remains as of December 31, 2020.

On January 11, 2017, Groundfloor entered into the ISB Note in favor of ISB for a principal sum of $1.0 million. Groundfloor paid to ISB an origination fee of $10 thousand concurrently with the funding by ISB of the principal of the ISB Note. Groundfloor subsequently entered into an amendment to the ISB Note extending the repayment schedule in return for a $5 thousand amendment fee, a second amendment increasing the principal amount outstanding to $2.0 million for a $30 thousand amendment fee, a third amendment further extending the repayment schedule among other terms described below in return for a $10 thousand amendment fee, and a fourth amendment further extending the repayment schedule among other terms described below for a $10 thousand amendment fee.

The ISB Note incurs interest at the rate of 8% per annum from January 11, 2017 until September 30, 2017 and 14% per annum from October 1, 2017 until payment in full of the ISB Note, in each case calculated on the basis of a 360-day year for the actual number of days elapsed. The ISB Note must be repaid as follows: (i) $50,000, plus any accrued but unpaid interest thereon, commencing on April 30, 2019, and each month thereafter, (ii) $1,000,000, plus any accrued but unpaid interest thereon, is due and payable on September 30, 2019, and (iii) any remaining outstanding principal amount, plus any remaining accrued but unpaid interest, is due and payable on December 31, 2020. As of the date hereof, the principal sum was paid in full and the note is no longer outstanding.

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

The ISB Note includes certain financial covenants related to the Company’s quarterly financial results and operating capital. The ISB Note is subject to customary event of default provisions. Upon the occurrence of any event of default, the interest rate under the ISB Note shall increase by 7%. As collateral security for the ISB Note, Groundfloor granted to ISB a first priority security interest in all of its assets, subject to certain exceptions. Among other things, the security interest specifically excludes (i) any assets serving as collateral for the Company’s credit facility with Revolver Capital; (ii) any Loans for which a series of LROs has been issued, regardless of whether such Loans and corresponding series of LROs have been originated and issued by us or one of our subsidiaries; and (iii) the equity interest in any subsidiary formed by us for the sole purpose of issuing Loans and corresponding series of LROs.

In connection with the third amendment to the ISB Note, the Company agreed to issue to ISB a warrant for the purchase of shares of our common stock on the first day of each quarter commencing on October 1, 2017 until the ISB Note is repaid in full for the purchase of the following number of shares: (i) for each quarter until and including the first quarter of 2019, 4,000 shares of common stock; (ii) for the second quarter of 2019, 3,500 shares of common stock, (iii) for the third quarter of 2019, 2,300 shares of common stock; and (iv) for the fourth quarter of 2019, 1,100 shares of common stock.

On April 1, 2019, the 2017 Note was amended and restated for a fee of $10,000, to be deferred and amortized over the life of the 2017 Note. The stated interest rate under the amended and restated promissory note and security agreement (“Restated Note”) was increased to 14%. Under the terms of the Restated Note, $50,000 of the principal amount plus any accrued but unpaid interest thereon was due and payable commencing on April 30, 2019, and each month thereafter; $1.0 million of the principal amount plus any accrued but unpaid interest was due and payable on September 30, 2019; and any remaining outstanding principal and accrued interest was due and payable on December 31, 2020. The agreement states that the Company may prepay the 2017 Note without premium or penalty.

In 2019, the Company made five payments of principal and accrued interest as outlined in the Restated Note agreement. The Company then prepaid the outstanding principal on the Restated Note in full, with accrued interest, on September 24, 2019.

As of December 31, 2019, there was no remaining balance outstanding on the Company’s Consolidated Balance Sheets. Amortization of deferred financing costs related to the 2017 ISB Note was $25,000 for the year ended December 31, 2019. Amortization of the related debt discount was $223,000 for the year ended December 31, 2019.

From March 2017 to December 2017, Groundfloor issued subordinated convertible notes (the “Subordinated Convertible Notes”) to investors for total proceeds of $2.1 million (the “2017 Note Financing”). On October 27, 2017, the Company entered into amendments to the outstanding Subordinated Convertible Notes and related Subordinated Convertible Promissory Note Purchase Agreement raising the principal amount of Subordinated Convertible Notes that may be sold to $2.0 million, extending the maturity date, and allowing the Subordinated Convertible Notes, at the option of the holders, to convert outstanding principal and accrued but unpaid interest into shares of the Company’s common stock as described below. In November 2017, Groundfloor issued Subordinated Convertible Notes to investors for additional proceeds of $675 thousand. Furthermore, in December 2017, Groundfloor oversubscribed and issued Subordinated Convertible Notes to investors for additional proceeds of $550 thousand. The notes incur interest at the rate of 8% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of September 30, 2019 or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8.0 million (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest would become automatically converted into shares of our preferred stock issued in the financing at a price per share equal to 75% of the price per share of the preferred stock financing. In the event of a closing of a common stock financing under Regulation A with gross proceeds of at least $3.0 million (“Qualified Common Financing”) prior to the Maturity Date, then each holder may elect, in its discretion, to convert the outstanding principal and all accrued but unpaid interest into shares of our common stock issued in the financing at a price per share equal to 90% of the price per share of the common stock financing. The indebtedness represented by the Subordinated Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver and ISB Note.

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

On February 9, 2018, Groundfloor launched an offering of our common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2018 Common Stock Offering”). Groundfloor is offering up to 500,000 shares of our common stock at $10 per share, with a minimum investment of $100, or 10 shares of common stock. The aggregate initial offering price of our common stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. Groundfloor is also offering a Bonus Share Program where Groundfloor may issue up to 30,000 additional bonus shares of our common stock pursuant to the terms stated therein. As of December 31, 2018, Groundfloor issued 437,917 shares of common stock in the 2018 Common Stock Offering for $4.2 million in proceeds.

On October 12, 2018, the Company entered into a common stock purchase agreement for private placement of 125,000 shares of the Company’s common stock for proceeds of $1.5 million.

In January 2019, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2019 Common Stock Offering”). The Company offered up to 900,000 shares of common stock at $15.00 per share, with a minimum investment of $150, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $13,500,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares through an incentive program available to investors who had provided a previous indication of interest in investing in the Company.

The 2019 Common Stock Offering closed on a rolling basis from January 2019 to July 2019. As a result of the offering, the Company received gross proceeds of $3.1 million in exchange for the issuance of 214,535 shares of common stock, including 6,800 bonus shares issued through the incentive program described above.

In conjunction with the 2019 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2019, $60,000 in notes principal and accrued interest were converted into 4,440 shares of common stock.

From September 2019 to December 2019, the Company issued subordinated convertible notes (the “2019 Subordinated Convertible Notes”) to Investors for total proceeds of $3.6 million. The 2019 Subordinated Convertible Notes bear interest at the rate of 10% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 30, 2021, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8.0 million (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six months after the issuance of a 2019 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board. The indebtedness represented by the 2019 Subordinated Convertible Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver.

Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2019 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of $0.4 million at the time of issuance. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option.

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

In February 2020, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2020 Common Stock Offering”). Participation in the 2020 Common Stock Offering was limited to existing shareholders. The Company offered shares of common stock at $17.50 per share, with a minimum investment of $175, or 10 shares of common stock. As a result of the offering, the Company received gross proceeds of approximately $0.5 million in exchange for the issuance of 30,794 shares of common stock.

In April 2020, the Company obtained an $829,100 loan under the Paycheck Protection Program (“PPP”). The Company used the PPP Loan proceeds to cover payroll costs, rent and utilities in accordance with the relevant terms and conditions of the CARES Act. In March 2021, the 2020 PPP loan was forgiven, and the Treasury and Small Business Administration (SBA) notified the Company the loan’s principal and interest were deemed paid in full. In April 2021 the Company obtained a new loan under the PPP for $829,000 and used the proceeds consistent with the 2020 PPP loan. The 2021 PPP loan was not forgiven during the current year and is recorded within “Short-term notes payable” in the accompanying audited consolidated financial statements.

In July 2020, the Company launched an offering of 548,546 shares of Series B Preferred Stock at $18.23 per share (“Series B Preferred Stock Offering”). As a result of the offering, the Company has as of December 31, 2020 received gross proceeds of approximately $2.7 million in exchange for the issuance of 159,748 shares of Series B preferred stock. In 2021, the Company received gross proceeds of approximately $3.9 million in exchange for the issuance of 236,976 shares of Series B preferred stock. The Series B Preferred Stock Offering remains open and accepting new investment as of December 31, 2021.

In 2021, certain holders of the 2019 Subordinated Convertible Notes converted their holdings into common stock, or Series B preferred stock, at the discretion of the noteholder. Additionally, noteholders were repaid $1.7 million in principle and $0.3 million in accrued interest at the maturity date. As an incentive to convert, the Company granted all noteholders a time-limited option to convert their holdings on more favorable terms than those specified in the contractual agreement. Pursuant to these terms, Noteholders converted $0.15 million in principle and approximately $0.03 million in accrued interest into 7,463 shares of common stock at a conversion price of $15.75, a 10% discount to the per share price of common stock at the time of conversion, and into 3,759 shares of common stock at a conversion of $17.50, the fair value the common stock at conversion. Noteholders also converted $0.3 in principal and approximately $0.04 million in accrued interest into 16,928 shares of Series B preferred stock at a conversion price of $18.23, a 0% discount to the price per share of Series B preferred stock at the time of conversion.

In November 2021, the Company repaid the remaining principal of $0.7 and accrued but unpaid interest of $0.14 million related to the notes related to the 2019 Subordinated Convertible Notes. Therefore, principal of $0 and $2.8 million on the 2019 Subordinated Convertible Notes, net of an unamortized discount of approximately $0 and $0.13 million, was outstanding as of December 31, 2021, and December 31, 2020, respectively. Accrued interest on the 2019 Subordinated Convertible Notes was approximately $0 and $0.3 million as of December 31, 2021, and December 31, 2020, respectively. The interest expense related to the 2019 Subordinated Convertible Notes for the years ended December 31, 2021, and 2020 was $0.2 million and $0.3 million, respectively.

From August 2021 to November 2021, the Company issued subordinated convertible notes (the “2021 Subordinated Convertible Notes”) to Investors for total proceeds of $5.0 million. The 2021 Subordinated Convertible Notes bear interest at the rate of 12% per annum. The outstanding principal and all accrued but unpaid interest are due and payable on the earlier of August 31, 2023, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $20.0 million (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six months after the issuance of a 2021 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board.

GROUNDFLOOR FINANCE, INC.

Management Discussion and Analysis

Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2021 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of approximately $0.6 million. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option.

In August 2021, the Company issued promissory notes (the “2021 Promissory Notes”) to investors for total proceeds of $0.6 million. The 2021 Promissory Notes bear interest at the rate of 14% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 30, 2022, or the date the Company raises at least an aggregate $4.0 million of new cash from any debt or financing closing after September 1, 2021. As a result of cash financing received from other debt instruments, pursuant the 2021 Promissory Note purchase agreement the Company repaid all principle and accrued interest in December 2021.

Groundfloor has incurred losses since its inception, and Groundfloor expects it will continue to incur losses for the foreseeable future. Groundfloor requires cash to meet its operating expenses and for capital expenditures. To date, Groundfloor has funded its cash requirements with proceeds from its convertible note and preferred stock issuances. Groundfloor anticipate that it will continue to incur substantial net losses as it grows the Groundfloor Platform. Groundfloor does not have any committed external source of funds, except as described above. To the extent our capital resources are insufficient to meet its future capital requirements, Groundfloor will need to finance its cash needs through public or private equity offerings or debt financings. Additional equity or debt financing may not be available on acceptable terms, if at all. On October 30, 2017, Groundfloor filed an offering statement on Form 1-A with the SEC for a proposed offering of its common stock. On February 9, 2018, Groundfloor’s offering statement on Form 1-A was qualified to issue Groundfloor common stock.

Plan of Operation

Prior to September 2015, Groundfloor’s operations were limited to issuing Georgia Notes solely in Georgia to Georgia residents pursuant to an intrastate crowdfunding exemption from registration under the Securities Act and qualification under Georgia law. On September 7, 2015, the SEC qualified Groundfloor’s first offering statement on Form 1-A covering seven separate series of LROs corresponding to the same number of Projects in eight states and the District of Columbia. Subsequently, Groundfloor has not issued, and do not intend to issue in the future, any additional Georgia Notes. Since that time, Groundfloor has qualified two additional offering statements on Form 1-A in addition to an offering statement on Form 1-A qualified for GRE 1, its wholly-owned subsidiary, in each case under Tier 1 of Regulation A. In January 2018, Groundfloor’s offering statement relating to the offer and sale of limited recourse obligations (the “LRO Offering Circular”) was qualified by the SEC under Tier 2 of Regulation A, raising the annual aggregate amount of LROs which Groundfloor may offer and sell to $50 million, less any other securities sold by Groundfloor under Regulation A. Groundfloor has filed, and intends to continue to file, post-qualification amendments to the LRO Offering Circular on a regular basis to include additional series of LROs. Groundfloor expect to expand the number of states in which Groundfloor offers and sells LROs during the next 12 months. With this increased geographic footprint, Groundfloor expects that the number of borrowers and corresponding investors, and the volume of loans originated through the Groundfloor Platform, will increase and generate increased revenue from borrower origination and servicing fees.

As the volume of Groundfloor loans and corresponding offerings increase, Groundfloor plans to continue the current strategy of raising equity and, in limited circumstances, debt financing to finance our operations until Groundfloor reaches profitability and becomes cash-flow positive, which Groundfloor does not expect to occur before 2022. Future equity or debt offerings by Groundfloor will be necessary to fund the significant investments in website development, security, investor sourcing, loan processing and marketing necessary to reach profitability. Groundfloor expects to hire more staff to support its expected growth in operations and to invest heavily in marketing throughout the next year.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet financing activities. We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.

EXHIBITS

Exhibit Index

Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No	Exhibit	Filing Date
1.1	Agreement dated February 14, 2020, by and between Groundfloor Finance Inc. and SI Securities, LLC		1-A	024-11188	1.1	April 3, 2020

2.1	Form of Groundfloor Finance Inc. Third Amended and Restated Articles of Incorporation		1-A/A	024-11188	2.1	June 8, 2020

2.2	Groundfloor Finance Inc. Bylaws		1-A/A	024-10440	2.2	July 1, 2015

3.1	Amended and Restated Investors’ Rights Agreement		1-A/A	024-10496	3.1	November 25, 2015

3.2	Form of Preferred Stock Voting Agreement		1-A/A	024-10758	3.2	February 7, 2018

3.3	Common Stock Voting Agreement		1-A/A	024-10758	3.3	February 7, 2018

3.4	Common Stock Subscription Agreement		1-A/A	024-10758	3.4	February 7, 2018

4.1	Form of Series B Stock Subscription Agreement		1-A/A	024-11188	4.1	June 8, 2020

4.2	Form of Series B Stock Investors’ Rights Agreement		1-A/A	024-11188	4.2	June 8, 2020

6.1	Executive Employment Agreement with Brian Dally dated November 19, 2014		1-A/A	024-10440	6.1	July 1, 2015

6.2	Executive Employment Agreement with Nikhil Bhargava dated November 19, 2014		1-A/A	024-10440	6.2	July 1, 2015

6.3	2013 Stock Option Plan		1-A/A	024-10440	6.6	July 1, 2015

6.4	Option Award Agreement for Michael Olander Jr.		1-A/A	024-10440	6.8	July 1, 2015

6.5	Option Award Agreement for Richard Tuley		1-A	024-10488	6.11	October 7, 2015

6.6	Option Award Agreement for Bruce Boehm		1-A	024-10488	6.12	October 7, 2015

6.7	Series Seed Preferred Stock Purchase Agreement		1-A/A	024-10440	3.1	July 1, 2015

6.8	Series A Preferred Stock Purchase Agreement	1-A/A	024-10496	6.18	November 25, 2015

6.9	Right of First Refusal and Co-Sale Agreement	1-A/A	024-10496	6.19	November 25, 2015

6.10	Promissory Note and Security Agreement, as amended		1-A POS	024-10496	6.10	October 18, 2017

6.11	Loan Purchase Agreement with Harvest Residential Loan Acquisition, LLC		1-A POS	024-10758	6.11	February 7, 2018

6.12	Servicing Agreement with Harvest Residential Loan Acquisition, LLC		1-A POS	024-10758	6.12	February 7, 2018

6.13	Amended and Restated Credit Agreement, dated April 4, 2018 by and among Groundfloor Holdings GA, LLC and ACM Alamosa DA LLC		1-A/A	024-11188	6.13	June 15, 2020

8.1	Escrow Agreement by and among Groundfloor Finance Inc., SI Securities, LLC, and The Bryn Mawr Trust Company of Delaware		1-A/A	024-11188	8.1	June 8, 2020

10.1	Power of attorney		1-A/A	024-11188	10.1	June 15, 2020

11.1	Consent of Cherry Bekaert LLP	X

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 26, 2022.

GROUNDFLOOR FINANCE INC. for GROUNDFLOOR REAL ESTATE 1, LLC

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Executive Vice President, Secretary and Acting Chief Financial Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2022
Brian Dally

/s/ Nick Bhargava	Executive Vice President, Secretary, Acting Chief Financial Officer and Director (Principal Financial and Accounting Officer)	March 26, 2022
Nick Bhargava

*	Director	March 26, 2022
Sergei Kouzmine

*	Director	March 26, 2022
Bruce Boehm

*	Director	March 26, 2022
Michael Olander Jr.

*	Director	March 26, 2022
Richard Tuley Jr.

*By:	/s/ Nick Bhargava
Nick Bhargava
Attorney-in-fact